Exhibit 10.2

SECOND AMENDMENT TO FINANCING AGREEMENT

THIS SECOND AMENDMENT TO FINANCING AGREEMENT, dated as of July 13, 2004 (this “Amendment”), is made between CYBEX INTERNATIONAL, INC., a New York corporation (the “Borrower”), and THE CIT GROUP/BUSINESS CREDIT, INC., a New York corporation (“CIT”).

RECITALS:

A. The Borrower and CIT are parties to that certain Financing Agreement, dated as of July 16, 2003 (as amended, modified, restated or supplemented from time to time, the “Financing Agreement”), pursuant to which, among other things, CIT extended to the Borrower a loan facility.

B. The Borrower has requested that the Financing Agreement be amended.

C. CIT has agreed to such request, upon the terms and subject to the conditions and limitations set forth herein, and, to accomplish the foregoing, the Borrower and CIT have agreed to execute this Amendment.

D. All capitalized terms used herein without definition shall have the meanings ascribed to such terms in the Financing Agreement as amended hereby, unless otherwise defined herein.

AGREEMENTS:

Accordingly, in consideration of the premises and the mutual covenants contained herein, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

AMENDMENTS

CIT and the Borrower hereby agree that (i) the Financing Agreement is amended in its entirety to read in the form of the financing agreement attached hereto as Exhibit A to this Amendment, (ii) Schedule 2 to the Financing Agreement is amended in its entirety to read in the form of such Schedule 2 attached hereto as Exhibit B to this Amendment, and (iii) Schedule 5 to the Financing Agreement is amended in its entirety to read in the form of such Schedule 5 attached hereto as Exhibit C to this Amendment.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

The Borrower hereby represents and warrants to CIT as follows:

2.1 Compliance with Financing Agreement and Other Loan Documents. After giving effect to this Amendment, the Borrower is in compliance with all of the terms and provisions set forth in the Financing Agreement and in the other Loan Documents to be observed or performed by the Borrower.

2.2 Representations in Financing Agreement and Other Loan Documents. The representations and warranties of the Borrower set forth in the Financing Agreement and the other Loan Documents are true and correct in all material respects.

2.3 No Event of Default. No Default or Event of Default exists under the Financing Agreement and the other Loan Documents.

2.4 Authority. The execution and delivery by the Borrower of this Amendment and the performance by the Borrower of its agreements and obligations under this Amendment and the Financing Agreement (i) are within the corporate authority of the Borrower, (ii) have been duly authorized by all necessary corporate action of the Borrower, (iii) do not conflict with or result in any breach or contravention of any provision of law, statute, rule or regulation to which the Borrower is subject or any judgment, order, writ, injunction, license or permit applicable to the Borrower and (iv) do not conflict with the terms of any provision of the corporate charter or by-laws of the Borrower, or any material agreement or other material instrument binding upon the Borrower.

2.5 Binding Obligation. This Amendment and the other Loan Documents constitute the legal, valid and binding obligations of the Borrower, enforceable against the Borrower in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability.

2.6 Corporate Documents. The articles of incorporation or other charter document and the bylaws of each of the Borrower and the Guarantors have not been amended or modified since the Closing Date.

ARTICLE III

CONDITIONS PRECEDENT

This Amendment shall become effective and be deemed effective as of the date hereof (the “Second Amendment Effective Date”) upon the satisfaction by the Borrower or waiver by CIT of the following conditions precedent:

(a) Receipt by CIT of this Amendment, duly executed by the Borrower, and consented to by each of the Guarantors;

(b) CIT shall have received a copy of the resolutions of the Board of Directors or Executive Committee of each of the Borrower and the Guarantors (as the case may be) authorizing the execution, delivery and performance of this Amendment certified by the Secretary, Assistant Secretary or other senior authorized officer of the Borrower and the Guarantors (as the case may be) as of the date hereof;

(c) CIT shall have received an executed Officer’s Certificate of the Borrower, satisfactory in form and substance to CIT, certifying that (i) the representations and warranties contained herein and in the Financing Agreement are true and correct in all material respects on and as of the Second Amendment Effective Date; (ii) the Borrower is in compliance with all of the terms and provisions set forth herein and in the Financing Agreement; and (iii) no Default or Event of Default has occurred;

(d) Counsel for the Borrower and the Guarantors shall have delivered to CIT opinions satisfactory to CIT opining, inter alia, that, this Amendment is (A) valid, binding and enforceable according to its terms, (B) is duly authorized, executed and delivered, and (C) does not violate any terms, provisions, representations or covenants in the charter or by-laws of the Borrower or the Guarantors or, to the best knowledge of such counsel, of any loan agreement, mortgage, deed of trust, note, security or pledge agreement or indenture to which the Borrower or the Guarantors are signatories or by which the Borrower or the Guarantors or their assets are bound;

(e) No Default or Event of Default shall have occurred and no material adverse change shall have occurred in the financial condition, business, prospects, profits, operations or assets of the Borrower or the Guarantors or their respective subsidiaries;

(f) As of the Second Amendment Effective Date, there shall be no (x) litigation, investigation or proceeding (judicial or administrative) pending or threatened against the Borrower or the Guarantors or their assets, by any agency, division or department of any county, city, state or federal government arising out of this Amendment or the Financing Agreement, (y) injunction, writ or restraining order restraining or prohibiting the financing arrangements contemplated under this Amendment or the Financing Agreement or (z) suit, action, investigation or proceeding (judicial or administrative) pending against the Borrower or the Guarantors or their assets, which, in the opinion of CIT, if adversely determined, could have a material adverse effect on the business, operation, assets, financial condition or Collateral of the Borrower and/or the Guarantors;

(g) As of the Second Amendment Effective Date, after giving effect to this Amendment, Availability shall be at least $2,000,000;

(h) The Borrower shall have received the proceeds of the GMAC Loan and all documentation with respect thereto shall be satisfactory to CIT;

(i) The Borrower shall have repaid the Term Loans (as defined in the Financing Agreement prior to giving effect to this Amendment) in full;

(j) CIT shall be satisfied with the financial condition of the Borrower and the Guarantors and an updated examination of the books and records of the Borrower and the Guarantors;

(k) There shall have been no material adverse change in the financial condition, business, prospects, profitability, assets or operations of the Borrower or the Guarantors. It is understood and agreed that any adverse change in the terms, conditions, assumptions or projections supplied by the Borrower and on which CIT based its decision to issue this letter may, in CIT’s reasonable business discretion, be construed by CIT as a material adverse change;

(l) Receipt by CIT of all fees and expenses of CIT in connection with the preparation, execution and delivery of this Amendment, including, without limitation, the fees and expenses set forth in that certain Commitment Letter (the “Commitment Letter”) dated June 23, 2004 from CIT to the Borrower, including, without limitation, the Transaction Fee (as defined in the Commitment Letter) equal to $10,000;

(m) GMAC and CIT shall have entered into the GMAC Intercreditor Agreement in form and substance satisfactory to CIT;

(n) CIT shall have received an executed Term Loan Promissory Note;

(o) CIT shall have received evidence satisfactory to CIT that HILCO (as defined in the Financing Agreement prior to giving effect to this Amendment) has released all of its Liens on the Collateral;

(p) Receipt by Moore & Van Allen, PLLC, of its fees and expenses in connection with the preparation of this Amendment, which shall be charged to the Revolving Loan Account as of the date hereof; and

(q) Receipt by CIT of such other documents, instruments, and agreements as CIT and its counsel may reasonably request.

ARTICLE IV

MISCELLANEOUS

4.1 Full Force and Effect. As expressly amended hereby, the Financing Agreement shall continue in full force and effect in accordance with the provisions thereof. As used in the Financing Agreement, “hereinafter”, “hereto”, “hereof” or words of similar import, shall, unless the context otherwise requires, mean the Financing Agreement as amended by this Amendment.

4.2 Applicable Law. This Amendment shall be governed by and construed in accordance with the internal laws and judicial decisions of the State of New York.

4.3 Counterparts. This Amendment may be executed in one or more counterparts, each of which shall constitute an original, but all of which when taken together shall constitute but one and the same instrument.

4.4 Headings. The headings in this Amendment are for the purpose of reference only and shall not affect the construction of this Amendment.

4.5 Waiver of Jury Trial. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE BORROWER AND CIT EACH WAIVES THE RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, PROCEEDING OR COUNTERCLAIM OF ANY KIND ARISING OUT OF OR RELATED TO THIS AMENDMENT, THE FINANCING AGREEMENT OR THE OTHER LOAN DOCUMENTS.

4.6 Releases. On the Second Amendment Effective Date, CIT will take all necessary steps to (a) return to Borrower the letter of credit issued for CIT’s benefit by Wachovia Bank, National Association in connection with the original closing of the Financing Agreement and (b) release and discharge its lien and security interest in Borrower’s equipment, real estate and fixtures.

4.7 Consent. CIT hereby consents to the prepayment in full of the HILCO Loan (as defined in the Financing Agreement prior to giving effect to this Amendment) on the Second Amendment Effective Date.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their respective proper and duly authorized officers as of the day and year first above written.

CYBEX INTERNATIONAL, INC.

By:	/s/ Arthur W. Hicks, Jr.
Name:	Arthur W. Hicks, Jr.
Title:	Vice President, Chief Financial Officer

THE CIT GROUP/BUSINESS CREDIT, INC.

By:	/s/ Robert H. Newman
Name:	Robert H. Newman
Title:	Vice President

CONSENT OF GUARANTORS

Each of the undersigned (individually, a “Guarantor” and, collectively, the “Guarantors”), a Guarantor of all of the indebtedness, obligations or liabilities of Cybex International, Inc., a New York corporation, to The CIT Group/Business Credit, Inc., a New York corporation (“CIT”), pursuant to that certain Guaranty, dated July 16, 2003, executed by each of the Guarantors in favor of CIT, does hereby acknowledge receipt of a copy of the within and foregoing Second Amendment to Financing Agreement, dated as of the same date hereof, and, in connection therewith, hereby consents to the execution, delivery and performance thereof and agrees that nothing contained therein nor in any document, instrument or other agreement required or contemplated thereby, shall alter, discharge, release, cancel or impair the duties and obligations of such Guarantor under the Guaranty and that the Guaranty shall continue to remain in full force and effect, enforceable against such Guarantor in accordance with its terms, without any right of offset, deduction, defense or counterclaim in favor of such Guarantor against CIT.

IN WITNESS WHEREOF, each of the Guarantors has executed this Consent under seal as of the day and year first above written.

CYBEX CAPITAL CORPORATION

By:	/s/ Arthur W. Hicks, Jr.
Name:	Arthur W. Hicks, Jr.
Title:	Vice President, Chief Financial Officer

TECTRIX FITNESS EQUIPMENT, INC.

By:	/s/ Arthur W. Hicks, Jr.
Name:	Arthur W. Hicks, Jr.
Title:	Vice President, Chief Financial Officer

Signed as a deed by CYBEX INTERNATIONAL UK LIMITED acting by:

/s/ Arthur W. Hicks, Jr.
Director

/s/ James H. Carll
Director

1366442

Exhibit A

FINANCING AGREEMENT

The CIT Group/Business Credit, Inc.

And

Cybex International, Inc.

Dated: July 16, 2003

and

Amended as of July     , 2004

EXHIBIT

Exhibit A - Form of Term Loan Promissory Note

SCHEDULES

Schedule 1 - Collateral Information

Schedule 2 - Litigation

Schedule 3 - ERISA

Schedule 4 - EBITDA Projections (2003)

Schedule 5 – Permitted Affiliate Payments

THE CIT GROUP/BUSINESS CREDIT, INC., a New York corporation, with offices located at Two Wachovia Center, 23rd Floor, 301 South Tryon Street, Charlotte, North Carolina 28202 (hereinafter “CIT”), is pleased to confirm the terms and conditions under which CIT shall make revolving loans, term loans and other financial accommodations to CYBEX INTERNATIONAL, INC., a New York corporation with a principal place of business at 10 Trotter Drive, Medway, Massachusetts 02053 (herein the “Company”).

SECTION 5. Definitions

Accounts shall mean all of the Company’s now existing and future: (a) accounts (as defined in the UCC), and any and all other receivables (whether or not specifically listed on schedules furnished to CIT), including, without limitation, all accounts created by, or arising from, all of the Company’s sales, leases, rentals of goods or renditions of services to its customers, including but not limited to, those accounts arising under any of the Company’s trade names or styles, or through any of the Company’s divisions; (b) any and all instruments, documents, chattel paper (including electronic chattel paper) (all as defined in the UCC); (c) unpaid seller’s or lessor’s rights (including rescission, replevin, reclamation, repossession and stoppage in transit) relating to the foregoing or arising therefrom; (d) rights to any goods represented by any of the foregoing, including rights to returned, reclaimed or repossessed goods; (e) reserves and credit balances arising in connection with or pursuant hereto; (f) guarantees, supporting obligations, payment intangibles and letter of credit rights (all as defined in the UCC); (g) insurance policies or rights relating to any of the foregoing; (h) general intangibles pertaining to any and all of the foregoing (including all rights to payment, including those arising in connection with bank and non-bank credit cards), and including books and records and any electronic media and software thereto; (i) notes, deposits or property of account debtors securing the obligations of any such account debtors to the Company; and (j) cash and non-cash proceeds (as defined in the UCC) of any and all of the foregoing.

Administrative Management Fee shall mean the annual sum of $18,000.00 which shall be paid to CIT in accordance with Section 8, paragraph 8.8 hereof to offset the expenses and costs (excluding Out-of-Pocket Expenses and auditor fees) of CIT in connection with administration, record keeping, analyzing and evaluating the Collateral.

Affiliate shall mean any Person that, directly or indirectly, Controls, is Controlled by, or is under common Control with, a specified Person. For the purposes of this Agreement, “Control” means having the power to direct the management and policies of a Person, whether through the ownership of voting securities or beneficial interests, by contract, or otherwise.

Anniversary Date shall mean the date occurring three (3) years from the Second Amendment Effective Date and the same date in every year thereafter.

Applicable Margin shall mean the appropriate applicable percentage corresponding to Fixed Charge Coverage Ratio in effect as of the most recent Calculation Date:

Tier	Fixed Charge Coverage Ratio	Applicable Margin for LIBOR Loans	Applicable Margin For Chase Bank Rate Loans
		Revolving Loans	Revolving Loans

I	Less than 1.2 to 1.0	3.25%	0.50%
II	Equal to or greater than 1.2 to 1.0 but less than 1.4 to 1.0	2.75%	0.00%
III	Greater than or equal to 1.4 to 1.0	2.50%	-0.25%

The Applicable Margin shall be determined and adjusted quarterly on the first day of the month immediately following the receipt by CIT of the financial information for the preceding fiscal quarter in accordance with Paragraph 7.8(b) of Section 7.8 (each a “Calculation Date”); provided, however, that (i) the initial Applicable Margin shall be based on Tier II (as shown above) and shall remain at Tier II until the first Calculation Date subsequent to the date the Bank receives the financial statements for the fiscal quarter ending September 30, 2003, and (ii) if the Company fails to provide any financial statements for any fiscal quarter within the time period set forth herein, the Applicable Margin from the Calculation Date applicable to such fiscal quarter shall be based on Tier I until such time as such financial statements are provided, whereupon the Applicable Margin shall be determined as set forth above. Each Applicable Margin shall be effective from one Calculation Date until the next Calculation Date.

Availability shall mean at any time the amount by which: (a) the Borrowing Base exceeds (b) the sum of (i) the outstanding aggregate amount of all Obligations with respect to Revolving Loans and the Letters of Credit and (ii) the Availability Reserve.

Availability Reserve shall mean the sum of: (a) the sum of (x) three (3) months rental payments or similar charges for any of the Company’s leased premises (other than the Company’s leased premises in Portland, Oregon so long as no Inventory of the Company is physically located there) or other Collateral locations (other than the Company’s leased premises in Portland, Oregon so long as no Inventory of the Company is physically located there) for which the Company has not delivered to CIT a landlord’s waiver in form and substance reasonably satisfactory to CIT, plus (y) three (3) months estimated payments due by the Company to any applicable warehousemen or third party processor (as determined by CIT in its reasonable business judgement), provided that any of the foregoing amounts shall be adjusted from time to time hereafter upon (i) delivery to CIT of any such acceptable waiver, (ii) the opening or closing of a Collateral location and/or (iii) any change in the amount of rental, storage or processor payments or similar charges; (b) any reserve which CIT may reasonably require from time to time pursuant to the explicit terms of this Financing Agreement, including without limitation, for Letters of Credit pursuant to Paragraph 5.1 of Section 5 hereof; and (c) such other reserves as CIT deems necessary in its commercially reasonable judgment as a result of (x) negative forecasts and/or trends in the Company’s business, industry, prospects, profits, operations or financial condition or (y) other issues, circumstances or facts that could otherwise negatively impact the Company, its business, prospects, profits, operations, industry, financial condition or assets.

Benefit Plan shall mean a defined benefit plan as defined in Section 3(35) of ERISA (other than a “multiemployer plan,” as such term is defined in ERISA) in respect of which the Company or any ERISA Affiliate is, or within the immediately preceding six (6) years was, an “employer” as defined in Section 3(5) of ERISA.

Board of Directors means the board of directors (or comparable managers) of the Company or any committee thereof duly authorized to act on behalf of the board of directors (or comparable managers).

Borrower Agreement shall mean the Borrower Agreement between the Company and Ex-Im Bank.

Borrowing Base shall mean the sum of the Domestic Borrowing Base and the Foreign Borrowing Base.

Business Day shall mean any day on which CIT and JP Morgan Chase Bank are open for business.

Capital Expenditures shall mean for any period the aggregate of all expenditures of the Company during such period that, in conformity with GAAP, are required to be included in or reflected by the property, plant or equipment or similar fixed asset account reflected in the balance sheet of the Company.

Capital Lease shall mean any lease of property (whether real, personal or mixed) which, in conformity with GAAP, is accounted for as a capital lease or a Capital Expenditure in the balance sheet of the Company.

Chase Bank Rate shall mean the rate of interest per annum announced by JP Morgan Chase Bank from time to time as its prime rate in effect at its principal office in New York City. (The prime rate is not intended to be the lowest rate of interest charged by JP Morgan Chase Bank to its borrowers).

Chase Bank Rate Loans shall mean any loans or advances pursuant to this Financing Agreement made or maintained at a rate of interest based upon the Chase Bank Rate.

Closing Date shall mean the date that this Financing Agreement has been duly executed by the parties hereto and delivered to CIT.

Collateral shall mean all present and future Accounts, Inventory, Documents of Title, General Intangibles, Investment Property, pledged stock of the Company’s subsidiaries and Other Collateral.

Collection Days shall mean one (1) Business Day to provide for the deposit, clearance and collection of checks or other instruments representing the proceeds of Collateral, the amount of which has been credited to the Company’s Revolving Loan Account, and for which interest may be charged on the aggregate amount of such deposits, at the rate provided for in Paragraph 8.1 of Section 8 of this Financing Agreement.

Commitment Letter shall mean the Commitment Letter, dated June 12, 2003, issued by CIT to, and accepted by, the Company.

Consolidated Balance Sheet shall mean a consolidated or compiled, as applicable, balance sheet for the Company and its consolidated subsidiaries, eliminating all inter-company transactions and prepared in accordance with GAAP.

Consolidating Balance Sheet shall mean a Consolidated Balance Sheet plus individual balance sheets for the Company and its consolidated subsidiaries, showing all eliminations of inter-company transactions and prepared in accordance with GAAP, and including a balance sheet for the Company exclusively.

Continuing Director means (a) any member of the Board of Directors who was a director (or comparable manager) of the Company on the Closing Date, and (b) any individual who becomes a member of the Board of Directors after the Closing Date if such individual was appointed or nominated for election to the Board of Directors by a majority of the Continuing Directors, but excluding any such individual originally proposed for election in opposition to the Board of Directors in office at the Closing Date in an actual or threatened election contest relating to the election of the directors (or comparable managers) of the Company and whose initial assumption of office resulted from such contest or the settlement thereof.

Copyrights shall mean all present and hereafter acquired copyrights, copyright registrations, recordings, applications, designs, styles, licenses, marks, prints and labels bearing any of the foregoing, goodwill, any and all general intangibles, intellectual property and rights pertaining thereto, and all cash and non-cash proceeds thereof.

Current Assets shall mean those assets of the Company which, in accordance with GAAP, are classified as current.

Current Liabilities shall mean those liabilities of the Company which, in accordance with GAAP, are classified as “current”, provided however, that, notwithstanding GAAP, the Revolving Loans and the current portion of Permitted Indebtedness shall be considered “current liabilities”.

Cybex UK shall mean Cybex International UK Limited.

Default shall mean any event specified in Section 10 hereof, whether or not any requirement for the giving of notice, the lapse of time, or both, or any other condition, event or act, has been satisfied.

Default Rate of Interest shall mean a rate of interest per annum on any Obligations hereunder, equal to the sum of: (a) two percent (2%) and (b) the applicable interest rates set forth in Paragraphs 8.1, 8.2 and 8.14 which CIT shall be entitled to charge the Company on all Obligations due CIT by the Company, as further set forth in Paragraph 10.2 of Section 10 of this Financing Agreement.

Depository Accounts shall mean the collection accounts, which are subject to CIT’s instructions, as specified in Paragraph 3.4 of Section 3 of this Financing Agreement.

Documentary Letter of Credit Sub-Line shall mean the commitment of CIT to assist the Company in obtaining documentary Letters of Credit, pursuant to Section 5 hereof, in an aggregate amount of $4,000,000.

Documentation Fee shall mean subsequent to the Closing Date, CIT’s standard fees relating to any and all modifications, waivers, releases, amendments or additional collateral with respect to this Financing Agreement, the Collateral and/or the Obligations.

Documents of Title shall mean all present and future documents (as defined in the UCC), and any and all warehouse receipts, bills of lading, shipping documents, chattel paper, instruments and similar documents, all whether negotiable or not and all goods and Inventory relating thereto and all cash and non-cash proceeds of the foregoing.

Domestic Borrowing Base shall mean the sum of (a) eighty-five percent (85%) of the Company’s aggregate outstanding Eligible Domestic Accounts Receivable, plus (b) fifty percent (50%) of aggregate value of the Company’s Eligible Domestic Inventory which consists of raw materials, valued at the lower of cost or market, on a first in, first out basis, plus (c) sixty percent (60%) of the aggregate value of the Company’s Eligible Domestic Inventory which consists of finished goods, valued at the lower of cost or market, on a first in, first out basis, plus (d) one hundred percent (100%) of all letters of credit issued to CIT and accepted by CIT in its sole discretion for purposes of securing the Obligations.

Early Termination Date shall mean the date on which the Company terminates this Financing Agreement or the Revolving Line of Credit which date is prior to an Anniversary Date.

Early Termination Fee shall: (a) mean the fee CIT is entitled to charge the Company in the event the Company terminates the Revolving Line of Credit or this Financing Agreement on a date prior to an Anniversary Date; and (b) be determined by multiplying the Revolving Line of Credit by (x) two percent (2%) if the Early Termination Date occurs on or before one (1) year from the Second Amendment Effective Date, (y) one percent (1%) if the Early Termination Date occurs after one (1) year from the Second Amendment Effective Date but on or before two (2) years from the Second Amendment Effective Date; and (z) zero percent (0%) if the Early Termination Date occurs thereafter.

EBIT shall mean, in any period, all earnings of the Company for said period before all interest and tax obligations of the Company for said period, determined in accordance with GAAP on a consistent basis with the latest audited financial statements of the Company, but excluding the effect of extraordinary or non-reoccurring gains or losses for such period.

EBITDA shall mean, in any period, all earnings of the Company for said period before all interest and tax obligations of the Company for said period and all depreciation and amortization expense for said period, determined in accordance with GAAP on a consistent basis with the latest audited financial statements of the Company, but excluding the effect of extraordinary or non-reoccurring gains or losses for such period.

Eligible Domestic Accounts Receivable shall mean the gross amount of the Company’s Trade Accounts Receivable that are subject to a valid, exclusive, first priority and fully perfected security interest in favor of CIT, which conform to the warranties contained herein and at all times continue to be acceptable to CIT in the exercise of its reasonable business judgment, less, without duplication, the sum of: (a) any returns, discounts, claims, credits and allowances of any nature (whether issued, owing, granted, claimed or outstanding), and (b) reserves for any such Trade Accounts Receivable that arise from or are subject to or include: (i) sales to the United States of America, any state or other governmental entity or to any agency, department or division thereof, except for any such sales as to which the Company has complied with the Assignment of Claims Act of 1940 or any other applicable statute, rules or regulation, to CIT’s satisfaction in the exercise of its reasonable business judgment; (ii) foreign sales, other than sales which otherwise comply with all of the other criteria for eligibility hereunder and are secured by letters of credit (in form and substance satisfactory to CIT) issued or confirmed by, and payable at, banks having a place of business in the United States of America; (iii) Accounts that are more than 60 days past due; (iv) Accounts that remain unpaid more than ninety (90) days from invoice date (except for those such Accounts which are less than $300,000 in the aggregate and which do not remain unpaid more than one hundred fifty (150) days from invoice date); (v) contra accounts; (vi) sales to any subsidiary, or to any company affiliated with the Company in any way; (vii) bill and hold (deferred shipment) or consignment sales; (viii) sales to any customer which is (A) insolvent or (B) the debtor in any bankruptcy, insolvency, arrangement, reorganization, receivership or similar proceedings under any federal or state law or (C) negotiating, or has called a meeting of its creditors for purposes of negotiating, a compromise of its debts or (D) financially unacceptable to CIT or has a credit rating unacceptable to CIT; (ix) all sales to any customer if fifty percent (50%) or more of the aggregate dollar amount of all outstanding invoices to such customer are more than 60 days past due or remain unpaid more than ninety (90) days from invoice date (except for those such Accounts which are less than $300,000 in the aggregate and which do not remain unpaid more than one hundred fifty (150) days from invoice date); (x) pre-billed receivables and receivables arising from progress billing; (xi) an amount representing, historically, returns, discounts, claims, credits, allowances and applicable terms; (xii) sales not payable in United States currency; and (xiii) any other reasons deemed necessary by CIT in its reasonable business judgment, including those which are customary either in the commercial finance industry or in the lending practices of CIT.

Eligible Domestic Inventory shall mean the gross amount of the Company’s Inventory that is subject to a valid, exclusive, first priority and fully perfected security interest in favor of CIT and which conforms to the warranties contained herein and which at all times continue to be acceptable to CIT in the exercise of its reasonable business judgment, less, without duplication, any (a) work-in-process, (b) supplies (other than raw materials), (c) Inventory not present in the United States of America or Inventory which is Export-Related Inventory, (d) Inventory returned or rejected by the Company’s customers (other than goods that are undamaged and resalable in the normal course of business) and goods to be returned to the Company’s suppliers, (e) Inventory in transit to third parties (other than the Company’s agents or warehouses), or Inventory in possession of a warehouseman, bailee, third party processor, or other third party, unless such warehouseman, bailee or third party has executed a notice of security interest agreement (in form and substance satisfactory to CIT) and CIT shall have a first priority perfected security interest in such Inventory, and (f) less any reserves required by CIT in its reasonable discretion, including for special order goods, discontinued, slow-moving and obsolete Inventory, market value declines, bill and hold (deferred shipment), consignment sales, shrinkage and any applicable customs, freight, duties and Taxes.

Eligible Foreign Accounts Receivables shall mean, at the date of determination, all Foreign Accounts of the Company and Cybex UK which would be included in the determination of the Foreign Borrowing Base in accordance with the Ex-Im Bank Documents and would otherwise be Eligible Domestic Accounts Receivable but for clause (b)(ii) of the definition thereof and without regard to the $300,000 limitation set forth in clause (b) (iv) of the definition thereof.

Eligible Foreign Inventory shall mean at the date of determination, all Export-Related Inventory which would be included in the determination of the Foreign Borrowing Base in accordance with the Ex-Im Bank Documents and would otherwise be Eligible Domestic Inventory but for clause (c) of the definition thereof.

Equipment shall mean all present and hereafter acquired equipment (as defined in the UCC) including, without limitation, all machinery, equipment, furnishings and fixtures, and all additions, substitutions and replacements thereof, wherever located, together with all attachments, components, parts, equipment and accessories installed thereon or affixed thereto and all proceeds thereof of whatever sort.

ERISA shall mean the Employee Retirement Income Security Act or 1974, as amended from time to time and the rules and regulations promulgated thereunder from time to time.

ERISA Affiliate shall mean any (i) corporation which is or was at any time a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Internal Revenue Code) as the Company; (ii) partnership or other trade or business (whether or not incorporated) at any time under common control (within the meaning of Section 414(c) of the Internal Revenue Code) with the Company; and (iii) member of the same affiliated service group (within the meaning of Section 414(m) of the Internal Revenue Code) as the Company, any corporation described in clause (i) above, or any partnership or trade or business described in clause (ii) above.

Eurocurrency Reserve Requirements for any day, as applied to a LIBOR Loan, shall mean the aggregate (without duplication) of the maximum rates of reserve requirements (expressed as a decimal fraction) in effect with respect to CIT and/or any present or future lender or participant on such day (including, without limitation, basic, supplemental, marginal and emergency reserves under Regulation D or any other applicable regulations of the Board of Governors of the Federal Reserve System or other governmental authority having jurisdiction with respect thereto, as now and from time to time in effect, dealing with reserve requirements prescribed for Eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of such Board) maintained by CIT and/or any such lenders or participants (such rate to be adjusted to the nearest one sixteenth of one percent (1/16 of 1%) or, if there is not a nearest one sixteenth of one percent (1/16 of 1%), to the next higher one sixteenth of one percent (1/16 of 1%)).

Event(s) of Default shall have the meaning provided for in Section 10 of this Financing Agreement.

Executive Officers shall mean the Chairman, President, Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, Executive Vice President(s), Senior Vice President(s), Treasurer, Controller and Secretary of the Company.

Ex-Im Bank shall mean the Export-Import Bank of the United States.

Ex-Im Bank Documents shall mean the Ex-Im Bank Guarantee, the Loan Authorization Agreement between CIT and Ex-Im Bank and the Borrower Agreement.

Ex-Im Guarantee shall mean the guarantee executed by Ex-Im Bank in favor of CIT and in form and substance satisfactory to CIT, together with all amendments, modifications and supplements thereto.

Export-Related Inventory shall mean, at the date of determination, all Inventory of the Company and Cybex UK that has been purchased or manufactured by the Company or Cybex UK for re-sale in an Export Transaction and for which Company or Cybex UK has received a signed written purchase order acceptable to CIT from the buyer in such Export Transaction.

Export Transaction shall mean any transaction in which the Company or Cybex UK will sell goods or services to an account debtor located in a foreign country.

Fiscal Quarter shall mean, with respect to the Company, each three (3) month period ending on the last Saturday in March, June and September and December 31 of each Fiscal Year.

Fiscal Year shall mean each twelve (12) month period commencing on January 1 of each year and ending on the following December 31.

Fixed Charge Coverage Ratio shall mean, for any applicable period of computation, the ratio of the following for the Company and its subsidiaries on a consolidated basis determined in accordance with GAAP: (a) EBITDA less non-financed Capital Expenditures for such period, less, without duplication, losses incurred in respect of Support Obligations during such period to (b) Fixed Charges for such period.

Fixed Charges shall mean, for any applicable twelve-month period of computation, the sum of (a) interest expense paid or accrued (other than interest accrued with respect to any Subordinated Debt) in respect of any Indebtedness during such period, without duplication, plus (b) taxes to the extent paid during or with respect to such period plus (c) regularly scheduled payments of principal paid on Indebtedness (excluding the Revolving Loans) during such period.

Foreign Accounts shall mean those Accounts of the Company and Cybex UK that are an obligation of an account debtor located in a foreign country and which arise from an Export Transaction.

Foreign Borrowing Base shall mean the sum of (a) ninety percent (90%) of the Company’s aggregate outstanding Eligible Foreign Accounts Receivable, plus (b) seventy percent (70%) of Cybex UK’s aggregate outstanding Eligible Foreign Accounts Receivable, plus (c) seventy-five percent (75%) of aggregate value of the Company’s Eligible Foreign Inventory which consists of raw materials, work-in-process and finished goods, valued at the lower of cost or market, on a first in, first out basis, plus (d) fifty-five percent (55%) of aggregate value of Cybex UK’s Eligible Foreign Inventory which consists of raw materials, work-in-process and finished goods, valued at the lower of cost or market, on a first in, first out basis.

Funded Debt shall have the meaning set forth in the GMAC Loan Agreement as in effect on the Second Amendment Effective Date.

GAAP shall mean generally accepted accounting principles in the United States of America as in effect from time to time and for the period as to which such accounting principles are to apply, provided that in the event the Company modifies its accounting principles and procedures as applied as of the Closing Date, the Company shall provide such statements of reconciliation as shall be in form and substance) acceptable to CIT.

General Intangibles shall mean all present and hereafter acquired general intangibles (as defined in the UCC), and shall include, without limitation, all present and future right, title and interest in and to: (a) all Trademarks, tradenames, corporate names, business names, logos and any other designs or sources of business identities, (b) Patents, together with any improvements on said Patents, utility models, industrial models, and designs, (c) Copyrights, (d) trade secrets, (e) licenses, (f) all applications with respect to the foregoing, (g) all right, title and interest in and to any and all extensions and renewals, (h) goodwill with respect to any of the foregoing, (i) any other forms of similar intellectual property, (j) all customer lists, distribution agreements, supply agreements, blueprints, indemnification rights and tax refunds, together with all monies and claims for monies now or hereafter due and payable in connection with any of the foregoing or otherwise, and all cash and non-cash proceeds thereof, including, without limitation, the proceeds or royalties of any licensing agreements between the Company and any licensee of any of the Company’s General Intangibles.

GMAC shall mean GMAC Commercial Finance, its successors and permitted assigns and any replacement lender under the GMAC Loan Agreement.

GMAC Intercreditor Agreement shall mean the Intercreditor Agreement between GMAC and CIT dated July     , 2004.

GMAC Loan shall mean the $13,000,000.00 term loan made by GMAC to the Company as of the Second Amendment Effective Date.

GMAC Loan Agreement shall mean the Credit Agreement, dated as of the Second Amendment Effective Date, between GMAC and the Company, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or refinanced from time to time in accordance with Section 7.9(e) of this Agreement.

GMAC Loan Documents shall mean the GMAC Loan Agreement and all other documents, instruments, and agreements executed from time to time in connection with the GMAC Loan Agreement, as all of the foregoing now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or refinanced from time to time in accordance with Section 7.9(e) of this Agreement.

Guaranties shall mean the guaranty documents executed and delivered by the Guarantors guaranteeing the Obligations.

Guarantors shall mean Tectrix Fitness Equipment, Inc., Cybex Capital Corporation and Cybex UK.

Inactive Subsidiary shall mean Cybex Fitness Gerate Vertriebes GmbH.

Indebtedness shall mean, without duplication, all liabilities, contingent or otherwise, which are any of the following: (a) obligations in respect of borrowed money or for the deferred purchase price of property, services or assets, other than Inventory, or (b) lease obligations which, in accordance with GAAP, have been, or which should be capitalized.

Insurance Proceeds shall mean proceeds or payments from an insurance carrier with respect to any loss, casualty or damage to Collateral.

Interest Period shall mean:

(a) with respect to any initial request by the Company for a LIBOR Loan, a one month, two month or three month period commencing on the borrowing or conversion date with respect to a LIBOR Loan and ending one, two or three months thereafter, as applicable; and

(b) hereafter with respect to any continuation of, or conversion to, a LIBOR Loan, at the option of the Company, any one month, two month or three month period commencing on the last day of the immediately preceding Interest Period applicable to such LIBOR Loan and ending one, two or three months thereafter, as applicable;

provided that, the foregoing provisions relating to Interest Periods are subject to the following:

(i) if any Interest Period would otherwise end on a day which is not a Working Day, that Interest Period shall be extended to the next succeeding Working Day, unless the result of such extension would extend such payment into another calendar month in which event such Interest Period shall end on the immediately preceding Working Day;

(ii) any Interest Period that begins on the last Working Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month, at the end of such Interest Period) shall end on the last Working Day of a calendar month; and

(iii) for purposes of determining the availability of Interest Periods, such Interest Periods shall be deemed available if (x) JP Morgan Chase Bank quotes an applicable rate or CIT determines LIBOR, as provided in the definition of LIBOR, (y) the LIBOR determined by JP Morgan Chase Bank or CIT will adequately and fairly reflect the cost of maintaining or funding its loans bearing interest at LIBOR, for such Interest Period, and (z) such Interest Period will end on or before the earlier of Anniversary Date or the last day of the then current term of this Financing Agreement. If a requested Interest Period shall be unavailable in accordance with the foregoing sentence, the Company shall continue to pay interest on the Obligations at the applicable per annum rate based upon the Chase Bank Rate.

Inventory shall mean all of the Company’s present and hereafter acquired inventory (as defined in the UCC) and including, without limitation, all merchandise, inventory and goods, and all additions, substitutions and replacements thereof, wherever located, together with all goods and materials used or usable in manufacturing, processing, packaging or shipping same in all stages of production from raw materials through work-in-process to finished goods - and all proceeds thereof of whatever sort.

Investment Property shall mean the Company’s now owned or hereafter acquired right, title and interest with respect to “investment property” as that term is defined in the UCC, and any and all supporting obligations in respect thereof.

IRB shall mean the Massachusetts Industrial Finance Agency Industrial Revenue Bonds – United Medical Corporation Issue – Series 1992 in the original principal amount of $3,779,069.

IRB Letter of Credit shall mean the letter of credit issued by Wachovia Bank, National Association on the application of the Company providing credit support for the IRB.

Issuing Bank shall mean the bank issuing Letters of Credit for the Company.

Kirila Letter of Credit shall mean the letter of credit obtained by the Borrower in the amount of $2,945,722 to secure a potential judgment against the Borrower relating to the case of Kirila v. Cybex International, Inc.

Letters of Credit shall mean all letters of credit issued with the assistance of CIT in accordance with Section 5 hereof by the Issuing Bank for or on behalf of the Company.

Letter of Credit Guaranty Fee shall mean the fee CIT may charge the Company under Paragraph 8.3 of Section 8 of this Financing Agreement for: (a) issuing a Letter of Credit Guaranty, and/or (b) otherwise aiding the Company in obtaining Letters of Credit, all pursuant to Section 5 hereof.

Leverage Ratio shall mean, for any applicable period of computation, the ratio of the following for the Company and its subsidiaries on a consolidated basis determined in accordance with GAAP: (a) Funded Debt of the Company and its subsidiaries as of the end of such period to (b) EBITDA for such period.

LIBOR shall mean, at any time of determination, and subject to availability, for each applicable Interest Period, a variable rate of interest equal to: (a) at CIT’s election (i) the applicable LIBOR quoted to CIT by JP Morgan Chase Bank (or any successor thereof), or (ii) the rate of interest determined by CIT at which deposits in U.S. dollars are offered for the relevant Interest Period based on information presented on Telerate Systems at Page 3750 as of 11:00 A.M. (London time) on the day which is two (2) Business Days prior to the first day of such Interest Period, provided that, if at least two such offered rates appear on the Telerate System at Page 3750 in respect of such Interest Period, the arithmetic mean of all such rates (as determined by CIT) will be the rate used; divided by (b) a number equal to 1.0 minus the aggregate (but without duplication) of the rates (expressed as a decimal fraction) of Eurocurrency Reserve Requirements in effect on the day which is two (2) Business Days prior to the beginning of such Interest Period.

LIBOR Lending Office with respect to CIT, shall mean the office of JP Morgan Chase Bank, or any successor thereof, maintained at 270 Park Avenue, New York, NY 10017.

LIBOR Loan shall mean any loans made pursuant to this Financing Agreement which are made or maintained at a rate of interest based upon LIBOR, provided that (i) no Default or Event of Default has occurred hereunder, which has not been waived in writing by CIT, and (ii) no LIBOR Loan shall be made with an Interest Period that ends subsequent to an Anniversary Date or any applicable Early Termination Date.

Line of Credit shall mean the aggregate commitment of CIT to (a) make Revolving Loans pursuant to Section 3 of this Financing Agreement (b) assist the Company in opening Letters of Credit pursuant to Section 5 of this Financing Agreement and (c) make the Term Loan pursuant to Section 4 of this Financing Agreement, in the aggregate amount equal to $18,000,000.

Line of Credit Fee shall: (a) mean the fee due CIT at the end of each month for the Line of Credit, and (b) be determined by multiplying the difference between (i) the Revolving Line of Credit (less $1,000,000) and (ii) the sum, for said month, of (x) the average daily balance of Revolving Loans plus (y) the average daily balance of Letters of Credit outstanding, by three-eighths percent (0.375%) per annum for the number of days in said month.

Loan Documents shall mean this Financing Agreement, the Promissory Note, the Guaranties, the Pledge Agreement, any warrants, the other closing documents and any other ancillary loan and security agreements executed from time to time in connection with this Financing Agreement, all as may be renewed, amended, extended, increased or supplemented from time to time.

Loan Facility Fee shall mean the fee payable to CIT in accordance with, and pursuant to, the provisions of Paragraph 8.7 of Section 8 of this Financing Agreement.

Mandatory Prepayment shall: (a) mean the amount by which the Company must prepay the Term Loan on or before the 90th day after the end of each Fiscal Year of the Company; and (b) be determined as set forth in Paragraph 4.6 of Section 4 of this Financing Agreement.

Net Income shall mean with respect to any person and for any period, the aggregate net income (or loss) after taxes of such person for such period, determined in accordance with GAAP.

Obligations shall mean all loans, advances and extensions of credit made or to be made by CIT to the Company or to others for the Company’s account (including, without limitation, all Revolving Loans, Letter of Credit Guaranties and the Term Loan); any and all indebtedness and obligations which may at any time be owing by the Company to CIT howsoever arising, whether now in existence or incurred by the Company from time to time hereafter; whether secured by pledge, lien upon or security interest in any of the Company’s Collateral, assets or property or the assets or property of any other person, firm, entity or corporation; whether such indebtedness is absolute or contingent, joint or several, matured or unmatured, direct or indirect and whether the Company is liable to CIT for such indebtedness as principal, surety, endorser, guarantor or otherwise. Obligations shall also include indebtedness owing to CIT by the Company under any Loan Document or under any other agreement or arrangement now or hereafter entered into between the Company and CIT; indebtedness or obligations incurred by, or imposed on, CIT as a result of environmental claims arising out of the Company’s operations, premises or waste disposal practices or sites in accordance with paragraph 7.7 hereof; the Company’s liability to CIT as maker or endorser of any promissory note or other instrument for the payment of money; the Company’s liability to CIT under any instrument of guaranty or indemnity, or arising under any guaranty, endorsement or undertaking which CIT may make or issue to others for the Company’s account, including any accommodation extended with respect to applications for Letters of Credit, CIT’s acceptance of drafts or CIT’s endorsement of notes or other instruments for the Company’s account and benefit.

Other Collateral shall mean all now owned and hereafter acquired lockbox, blocked account and any other deposit accounts maintained with any bank or financial institutions into which the proceeds of Collateral are or may be deposited; all cash and other monies and property in the possession or control of CIT; all books, records, ledger cards, disks and related data processing software at any time evidencing or containing information relating to any of the Collateral described herein or otherwise necessary or helpful in the collection thereof or realization thereon; and all cash and non-cash proceeds of the foregoing.

Out-of-Pocket Expenses shall mean all of CIT’s present and future expenses incurred relative to this Financing Agreement or any other Loan Documents, whether incurred heretofore or hereafter, which expenses shall include, without being limited to: the cost of record searches, all costs and expenses incurred by CIT in opening bank accounts, depositing checks, receiving and transferring funds, and wire transfer charges, any charges imposed on CIT due to returned items and “insufficient funds” of deposited checks and CIT’s standard fees relating thereto, any amounts paid by, incurred by or charged to, CIT by the Issuing Bank under the Letter of Credit Guaranty or the Company’s reimbursement agreement, application for Letter of Credit or other like document which pertain either directly or indirectly to such Letters of Credit, and CIT’s standard fees relating to the Letters of Credit and any drafts thereunder, travel, lodging and similar expenses of CIT’s personnel in connection with inspecting and monitoring the Collateral from time to time hereunder (including field examination fees of $750 per person per day plus out-of-pocket expenses), any applicable counsel fees and disbursements, fees and taxes relative to the filing of financing statements, and all expenses, costs and fees set forth in Paragraph 10.3 of Section 10 of this Financing Agreement.

Overadvance Rate shall mean a rate equal to two percent (2%) per annum in excess of the applicable contract rate of interest determined in accordance with Section 8, Paragraph 8.1(a) of this Financing Agreement.

Overadvances shall mean the amount by which (a) the sum of all outstanding Revolving Loans and Letters of Credit exceed (b) the Borrowing Base less $1,000,000.00.

Patents shall mean all of the Company’s present and hereafter acquired patents, patent applications, registrations, any reissues or renewals thereof, licenses, any inventions and improvements claimed thereunder, and all general intangible, intellectual property and patent rights with respect thereto of the Company and all income, royalties, cash and non-cash proceeds thereof.

Permitted Encumbrances shall mean: (a) liens existing on the date hereof on specific items of Equipment and other liens expressly permitted, or consented to in writing by CIT; (b) Purchase Money Liens; (c) liens of local or state authorities for franchise or other like Taxes, provided that the aggregate amounts of such liens shall not exceed $100,000.00 in the aggregate at any one time; (d) statutory liens of landlords and liens of carriers, warehousemen, mechanics, materialmen and other like liens imposed by law, created in the ordinary course of business and for amounts not yet due (or which are being contested in good faith, by appropriate proceedings or other appropriate actions which are sufficient to prevent imminent foreclosure of such liens)

and with respect to which adequate reserves or other appropriate provisions are being maintained by the Company in accordance with GAAP; (e) deposits made (and the liens thereon) in the ordinary course of business of the Company (including, without limitation, security deposits for leases, indemnity bonds, surety bonds and appeal bonds) in connection with workers’ compensation, unemployment insurance and other types of social security benefits or to secure the performance of tenders, bids, contracts (other than for the repayment or guarantee of borrowed money or purchase money obligations), statutory obligations and other similar obligations arising as a result of progress payments under government contracts; (f) easements (including, without limitation, reciprocal easement agreements and utility agreements), encroachments, minor defects or irregularities in title, variation and other restrictions, charges or encumbrances (whether or not recorded) affecting the Real Estate, if applicable, and which in the aggregate (A) do not materially interfere with the occupation, use or enjoyment by the Company in its business of the property so encumbered and (B) in the reasonable business judgment of CIT do not materially and adversely affect the value of such Real Estate; and (g) liens granted CIT by the Company; (h) liens of judgment creditors provided such liens do not exceed, in the aggregate, at any time, $50,000.00 (other than liens bonded or insured to the reasonable satisfaction of CIT); (i) tax liens which are not yet due and payable or which are being diligently contested in good faith by the Company by appropriate proceedings, and which liens are not (x) filed on any public records, (y) other than with respect to Real Estate, senior to the liens of CIT or (z) for Taxes due the United States of America or any state thereof having similar priority statutes, as further set forth in paragraph 7.6 hereof; (j) liens on the Company’s assets to secure the GMAC Loan; and (k) liens and encumbrances and other title exceptions noted on the title insurance policies for the Real Estate delivered to and accepted by CIT on the Closing Date.

Permitted Indebtedness shall mean: (a) Indebtedness under the GMAC Loan; provided, that such Indebtedness shall not exceed $13,000,000 at any time in the aggregate; (b) Indebtedness under the IRB, provided that such Indebtedness is not secured by any assets of the Company; (c) current Indebtedness (other than Indebtedness for borrowed money) maturing in less than one year and incurred in the ordinary course of business for raw materials, supplies, equipment, services, Taxes or labor; (d) the Indebtedness secured by Purchase Money Liens; (e) Subordinated Debt; (f) Indebtedness arising under the Letters of Credit and this Financing Agreement; (g) deferred Taxes and other expenses incurred in the ordinary course of business; and (h) recourse Indebtedness with respect to leases and third party financing arrangements pertaining to the Company’s products and related matters (the “Support Obligations”) which shall not at any time exceed $6,000,000 in the aggregate; (i) the Kirila Letter of Credit (including the related reimbursement obligations to UM Holdings Ltd.); (j) other Indebtedness existing on the date of execution of this Financing Agreement and listed in the most recent financial statement delivered to CIT or otherwise disclosed to CIT in writing prior to the Closing Date; and (k) Indebtedness incurred or acquired after the Second Amendment Effective Date consisting of Capital Leases; provided that (i) each lien securing such Capital Leases shall attach only to the property being leased, (ii) a description of the assets being leased is furnished to CIT, and (iii) the debt incurred in connection with such Capital Leases shall not exceed, in the aggregate, $1,000,000.00 in any Fiscal Year.

Person shall mean any individual, corporation, governmental authority, partnership, limited liability company, unincorporated business association, trust or other entity.

Pledge Agreement shall mean the Stock Pledge Agreement dated July 16, 2003 from the Company in favor of the Lender.

Promissory Note shall mean the Term Loan Promissory Note.

Purchase Money Liens shall mean liens on any item of Equipment acquired after the date of this Financing Agreement provided that (a) each such lien shall attach only to the property to be acquired, (b) a description of the Equipment so acquired is furnished to CIT, and (c) the debt incurred in connection with such acquisitions shall not exceed, in the aggregate, $300,000.00 in any Fiscal Year.

Real Estate shall mean the Company’s fee and/or leasehold interests in real property.

Revolving Line of Credit shall mean the aggregate commitment of CIT to make loans and advances pursuant to Section 3 of this Financing Agreement and issue Letters of Credit Guaranties pursuant to Section 5 hereof to the Company, in the aggregate amount of $14,000,000.00.

Revolving Loan Account shall mean the account on CIT’s books, in the Company’s name, in which the Company will be charged with all Obligations under this Financing Agreement.

Revolving Loans shall mean the loans and advances made, from time to time, to or for the account of the Company by CIT pursuant to Section 3 of this Financing Agreement.

Second Amendment shall mean the Second Amendment to the Financing Agreement, dated as of July     , 2004 between the Company and CIT.

Second Amendment Effective Date shall have the meaning set forth in the Second Amendment.

Standby Letter of Credit Sub-Line shall mean the commitment of CIT to assist the Company in obtaining standby Letters of Credit, pursuant to Section 5 hereof, in an aggregate amount of $4,000,000.

Support Obligations shall have the meaning given to such term in the definition of “Permitted Indebtedness.”

Subordinated Debt shall mean the debt due a Subordinating Creditor (and the note(s) evidencing such) which has been subordinated, by a Subordination Agreement, to the prior payment and satisfaction of the Obligations of the Company to CIT.

Subordinating Creditor shall mean UM Holdings, Ltd. and any other party hereafter executing a Subordination Agreement.

Subordination Agreement shall mean the agreement (in form and substance satisfactory to CIT) among the Company, a Subordinating Creditor and CIT pursuant to which Subordinated Debt is subordinated to the prior payment and satisfaction of the Company’s Obligations to CIT.

Surplus Cash shall mean for any Fiscal Year (a) the sum of (i) EBIT and (ii) depreciation less (b) the sum of (i) all interest obligations paid or due by the Company, (ii) the amount of principal repaid CIT on the Term Loan and the amount of any principal repaid to GMAC in accordance with the terms of the GMAC Loan, (iii) unfunded Capital Expenditures actually incurred, and (iv) all federal, state and local tax obligations of the Company.

Taxes shall mean all federal, state, municipal and other governmental taxes, levies, charges, claims and assessments which are or may be due by the Company with respect to its business, operations, Collateral or otherwise.

Term Loan Promissory Note shall mean the promissory note in the form of Exhibit A hereto executed by the Company to evidence Term Loan made by CIT under Section 4 hereof.

Term Loan shall mean the term loan in the principal amount of $4,000,000.00 made by CIT pursuant to, and repayable in accordance with, the provisions of Section 4 of this Financing Agreement.

Total Assets shall mean total assets determined in accordance with GAAP, on a basis consistent with the latest audited financial statements of the Company.

Total Liabilities shall mean total liabilities determined in accordance with GAAP, on a basis consistent with the latest audited financial statements of the Company.

Trade Accounts Receivable shall mean that portion of the Company’s Accounts which arises from the sale of Inventory or the rendition of services in the ordinary course of the Company’s business.

Trademarks shall mean all present and hereafter acquired trademarks, trademark registrations, recordings, applications, tradenames, trade styles, service marks, prints and labels (on which any of the foregoing may appear), licenses, reissues, renewals, and any other intellectual property and trademark rights pertaining to any of the foregoing, together with the goodwill associated therewith, and all cash and non-cash proceeds thereof.

Transfer shall mean any conveyance, transfer, pledge, assignment, hypothecation, refinancing, mortgage, encumbrance, gift, sale, lease (including any amendment, extension, modification, waiver or renewal thereof), lien, or other disposition, whether direct or indirect, legal or beneficial, by law or otherwise.

UCC shall mean the Uniform Commercial Code as in effect from time to time in the state of New York.

Working Capital shall mean Current Assets in excess of Current Liabilities.

Working Day shall mean any Business Day on which dealings in foreign currencies and exchanges between banks may be transacted.

SECTION 6. Conditions Precedent

6.1 The obligation of CIT to make the initial loans hereunder is subject to the satisfaction of, extension of or waiver of, on or prior to, the Closing Date, the following conditions precedent:

(a) Lien Searches - CIT shall have received tax, judgment and Uniform Commercial Code searches satisfactory to CIT for all locations presently occupied or used by the Company.

(b) Casualty Insurance - The Company shall have delivered to CIT evidence satisfactory to CIT that casualty insurance policies listing CIT as loss payee or mortgagee, as the case may be, are in full force and effect, all as set forth in Paragraph 7.5 of Section 7 of this Financing Agreement.

(c) UCC Filings - Any financing statements required to be filed in order to create, in favor of CIT, a first perfected security interest in the Collateral, subject only to the Permitted Encumbrances, shall have been properly filed in each office in each jurisdiction required in order to create in favor of CIT a perfected lien on the Collateral. CIT shall have received acknowledgment copies of all such filings (or, in lieu thereof, CIT shall have received other evidence satisfactory to CIT that all such filings have been made) and CIT shall have received evidence that all necessary filing fees and all taxes or other expenses related to such filings have been paid in full.

(d) Board Resolution - CIT shall have received a copy of the resolutions of the Board of Directors or Executive Committee of each of the Company and the Guarantors (as the case may be) authorizing the execution, delivery and performance of (i) this Financing Agreement, (ii) the Guaranties, and (iii) any related agreements, in each case certified by the Secretary, Assistant Secretary or other senior authorized officer of the Company and the Guarantors (as the case may be) as of the date hereof, together with a certificate of the Secretary or Assistant Secretary or other senior authorized officer of the Company and the Guarantors (as the case may be) as to the incumbency and signature of the officers of the Company and/or the Guarantors executing such Loan Documents and any certificate or other documents to be delivered by them pursuant hereto, together with evidence of the incumbency of such Secretary or Assistant Secretary or other senior authorized officer.

(e) Corporate Organization - CIT shall have received (i) a copy of the Certificate of Incorporation of the Company and the Guarantors certified by the Secretary of State of the state of its incorporation, and (ii) a copy of the By-Laws of the Company certified by the Secretary or Assistant Secretary or other senior authorized officer thereof, all as amended through the date hereof.

(f) Officer’s Certificate - CIT shall have received an executed Officer’s Certificate of the Company, satisfactory in form and substance to CIT, certifying that (i) the representations and warranties contained herein are true and correct in all material respects on and as of the Closing Date; (ii) the Company is in compliance with all of the terms and provisions set forth herein; and (iii) no Default or Event of Default has occurred

(g) Opinions - Counsel for the Company and the Guarantors shall have delivered to CIT opinions satisfactory to CIT opining, inter alia, that, subject to the (i) filing, priority and remedies provisions of the Uniform Commercial Code, (ii) the provisions of the Bankruptcy Code, insolvency statutes or other like laws, (iii) the equity powers of a court of law and (iv) such other matters as may be agreed upon with CIT: (x) this Financing Agreement, the Guaranty, the Pledge Agreement and all other Loan Documents of the Company and the Guarantors are (A) valid, binding and enforceable according to their terms, (B) are duly authorized, executed and delivered, and (C) do not violate any terms, provisions, representations or covenants in the charter or by-laws of the Company or the Guarantors or, to the best knowledge of such counsel, of any loan agreement, mortgage, deed of trust, note, security or pledge agreement or indenture to which the Company or the Guarantors are signatories or by which the Company or the Guarantors or their assets are bound; and (y) the provisions of all federal and state securities laws, Bulk Sales Law and the Hart-Scott-Rodino Anti-Trust Improvements Act have been fully complied with or that compliance is not legally required and the reasons supporting such non-compliance. In addition, counsel to the Subordinating Creditor(s) shall have delivered an opinion satisfactory to CIT that the Subordination Agreement(s) have been duly authorized, executed and delivered and constitute valid and binding agreements enforceable against such Subordinating Creditor(s) in accordance with the terms thereof.

(h) Absence of Default - No Default or Event of Default shall have occurred and no material adverse change shall have occurred in the financial condition, business, prospects, profits, operations or assets of the Company or the Company’s subsidiaries.

(i) Legal Restraints/Litigation - As of the Closing Date, there shall be no (x) litigation, investigation or proceeding (judicial or administrative) pending or threatened against the Company or the Guarantors or their assets, by any agency, division or department of any county, city, state or federal government arising out of this Financing Agreement, (y) injunction, writ or restraining order restraining or prohibiting the financing arrangements contemplated under this Financing Agreement or (z) suit, action, investigation or proceeding (judicial or administrative) pending against the Company or the Guarantors or their assets, which, in the opinion of CIT, if adversely determined, could have a material adverse effect on the business, operation, assets, financial condition or Collateral of the Company and/or the Guarantors.

(j) Guaranties - The Guarantors shall have executed and delivered to CIT guaranties, in form acceptable to CIT, guaranteeing all present and future Obligations of the Company.

(k) Subordination Agreement - The Subordinating Creditor shall have executed and delivered to CIT a Subordination Agreement, in form and substance satisfactory to CIT, subordinating the debt due the Subordinating Creditor by the Company to the prior payment and satisfaction of the Obligations of the Company.

(l) Cash Budget Projections - CIT shall have received, reviewed and been satisfied with a twelve (12) month cash budget projection prepared by the Company on the form provided by CIT.

(m) Pledge Agreement - The Company shall (i) execute and deliver to CIT the Pledge Agreement pledging to CIT as additional collateral for the Obligations of the Company not less than 100% of the stock each Guarantor and (ii) deliver to CIT the stock certificates evidencing such stock together with duly executed stock powers (undated and in-blank) with respect thereto.

(n) Additional Documents - The Company shall have executed and delivered to CIT all Loan Documents necessary to consummate the lending arrangement contemplated between the Company and CIT.

(o) Disbursement Authorization - The Company shall have delivered to CIT all information necessary for CIT to issue wire transfer instructions on behalf of the Company for the initial and subsequent loans and/or advances to be made under this Financing Agreement including, but not limited to, disbursement authorizations in form acceptable to CIT.

(p) Examination & Verification - CIT shall have completed, to its satisfaction, an examination and verification of the Accounts, Inventory, books and records of the Company which examination shall indicate that, after giving effect to all Revolving Loans, advances and extensions of credit to be made at closing, the Company shall have an opening additional Availability of at least $4,500,000.00, as evidenced by a Borrowing Base certificate delivered by the Company to CIT as of the Closing Date, all as more fully required by the Commitment Letter. It is understood that such requirement contemplates that all debts and obligations are current, and that all payables are being handled in the normal course of the Company’s business and consistent with its past practice.

(q) Depository Accounts - The Company shall have established a system of lockbox and bank accounts with respect to the collection of Accounts and the deposit of proceeds of Collateral as shall be acceptable to CIT in all respects. Such accounts shall be subject to three party agreements (between the Company, CIT and the depository bank), which shall be in form and substance satisfactory to CIT.

(r) Existing Revolving Credit Agreement - The Company’s existing credit agreement with Wachovia Bank, National Association (the “Existing Lender”) shall be (x) terminated, (y) all loans and obligations of the Company and/or the Guarantors thereunder shall be paid or satisfied in full, including through utilization of the proceeds of the initial Revolving Loans and Term Loan to be made under this Financing Agreement (except the Company’s reimbursement obligation with respect to the IRB Letter of Credit) and (z) all liens or security interests in favor of the Existing Lender on the Collateral and otherwise in connection therewith shall be terminated and/or released upon such payment; provided, however, the IRB Letter of Credit shall remain in place so long as the obligations of the Company with respect thereto are not secured by any assets of the Company or any subsidiary of the Company.

(s) Opening Balance Sheet – CIT shall have received an opening balance sheet of the Company as of the Closing Date which shall be in form and substance satisfactory to CIT.

(t) Warrants – CIT shall have received documentation satisfactory to it regarding the granting to CIT of warrants to purchase up to two percent (2.0%) of the outstanding shares of voting common stock of the Company for an amount based on the average of the prior 30 days’ market closing price. The terms and provisions of such warrants (including, without limitation, anti-dilution, registration and put/call rights) shall be mutually agreed upon between CIT and the Company.

(u) Additional Collateral for IRB Letter of Credit – UM Holdings, Ltd. shall have provided additional collateral for the IRB Letter of Credit and CIT shall be satisfied with the terms and provisions relating to such additional collateral.

(v) Ex-Im Bank Guarantee – CIT shall have received the Ex-Im Bank Guarantee duly executed by Ex-Im Bank on terms acceptable to CIT and the Company shall have entered into the Borrower Agreement with Ex-Im Bank in accordance with the Ex-Im Bank Guarantee.

(w) Schedules - The Company or its counsel shall provide CIT with schedules of: (a) any of the Company’s and its subsidiaries (i) Trademarks, (ii) Patents, and (iii) Copyrights, as applicable and all in such detail as to provide appropriate recording information with respect thereto, (b) any tradenames, (c) monthly rental payments for any leased premises or any other premises where any Collateral may be stored or processed, and (d) Permitted Liens, all of the foregoing in form and substance satisfactory to CIT.

(x) Commitment Letter - The Company shall have fully complied, to the reasonable satisfaction of CIT, with all of the terms and conditions of the Commitment Letter.

Upon the execution of this Financing Agreement and the initial disbursement of loans hereunder, all of the above Conditions Precedent shall have been deemed satisfied except as otherwise set forth hereinabove or as the Company and CIT shall otherwise agree in writing.

6.2	Conditions to Each Extension of Credit

Except to the extent expressly set forth in this Financing Agreement, the agreement of CIT to make any extension of credit requested to be made by it to the Company on any date (including without limitation, the initial extension of credit) is subject to the satisfaction of the following conditions precedent:

(a) Representations and Warranties - Each of the representations and warranties made by the Company in or pursuant to this Financing Agreement shall be true and correct in all material respects on and as of such date as if made on and as of such date.

(b) No Default - No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extension of credit requested to be made on such date.

(c) Credit Limits/Availability - Except as may be otherwise agreed to from time to time by CIT and the Company in writing, after giving effect to the extension of credit requested to be made by the Company on such date, none of the limits set forth in Section 3.1 or 5.1 shall have been exceeded and Availability shall not be less than $1,000,000.00.

Each borrowing by the Company hereunder shall constitute a representation and warranty by the Company as of the date of such loan or advance that each of the representations, warranties and covenants contained in the Financing Agreement have been satisfied and are true and correct, except as the Company and CIT shall otherwise agree herein or in a separate writing.

SECTION 7. Revolving Loans

7.1 CIT agrees, subject to the terms and conditions of this Financing Agreement, from time to time (but subject to CIT’s right to make Overadvances), to make loans and advances to the Company on a revolving basis (i.e. subject to the limitations set forth herein, the Company may borrow, repay and re-borrow Revolving Loans) in the following amounts: (a) up to the lesser of (i) $9,000,000 or (ii) the Domestic Borrowing Base less Availability Reserves; and (b) up to the lesser of (i) $5,000,000 or (ii) the Foreign Borrowing Base less Availability Reserves; provided, however, CIT shall be under no obligation to make any Revolving Loan if Availability is less than $1,000,000 after the making of any such Revolving Loan. All requests for loans and advances must be received by an officer of CIT no later than (i) 2:00 p.m., New York time, of the Business Day on which any such Chase Bank Rate Loans and advances are required or (ii) three Business Days prior to any requested LIBOR Loan. Should CIT for any reason honor requests for Overadvances, any such Overadvances shall be made in CIT’s sole discretion and subject to any additional terms CIT deems necessary.

7.2 In furtherance of the continuing assignment and security interest in the Company’s Accounts and Inventory, the Company will, upon the creation of Accounts and purchase or acquisition of Inventory, execute and deliver to CIT in such form and manner as CIT may reasonably require, solely for CIT’s convenience in maintaining records of Collateral, such confirmatory schedules of Accounts and Inventory as CIT may reasonably request, including, without limitation, weekly schedules of Accounts and monthly schedules of Inventory, all in form and substance satisfactory to CIT, and such other appropriate reports designating, identifying and describing the Accounts and Inventory as CIT may reasonably request, and provided further that CIT may request any such information more frequently, from time to time, upon its reasonable prior request. In addition, upon CIT’s request, the Company shall provide CIT with copies of agreements with, or purchase orders from, the Company’s customers, and copies of invoices to customers, proof of shipment or delivery, access to its computers, electronic media and software programs associated therewith (including any electronic records, contracts and signatures) and such other documentation and information relating to said Accounts and other Collateral as CIT may reasonably require. Failure to provide CIT with any of the foregoing shall in no way affect, diminish, modify or otherwise limit the security interests granted herein. The Company hereby authorizes CIT to regard the Company’s printed name or rubber stamp signature on assignment schedules or invoices as the equivalent of a manual signature by one of the Company’s authorized officers or agents.

7.3 The Company hereby represents and warrants that: each Trade Account Receivable is based on an actual and bona fide sale and delivery of Inventory or rendition of services to customers, made by the Company in the ordinary course of its business; the Inventory being sold, and the Trade Accounts Receivable created, are the exclusive property of the Company and are not and shall not be subject to any lien, consignment arrangement, encumbrance, security interest or financing statement whatsoever, other than the Permitted Encumbrances; the invoices evidencing such Trade Accounts Receivable are in the name of the Company; and the customers of the Company have accepted the Inventory or services, owe and are obligated to pay the full amounts stated in the invoices according to their terms, without dispute, offset, defense, counterclaim or contra, except for disputes and other matters arising in the ordinary course of business with respect to which the Company has complied with the notification requirements of Paragraph 3.5 of this Section 3. The Company confirms to CIT that any and all Taxes or fees relating to its business, its sales, the Accounts or Inventory relating thereto, are its sole responsibility and that same will be paid by the Company when due, subject to Paragraph 7.6 of Section 7 of this Financing Agreement, and that none of said Taxes or fees represent a lien on or claim against the Accounts. The Company hereby further represents and warrants that it shall not acquire any Inventory on a consignment basis, nor co-mingle its Inventory with any of its customers or any other person, including pursuant to any bill and hold sale or otherwise, and that its Inventory is marketable to its customers in the ordinary course of business of the Company, except as it may otherwise report in writing to CIT pursuant to Paragraph 3.5 hereof from time to time. The Company also warrants and represents that it is a duly and validly existing corporation and is qualified in all states where the failure to so qualify would have an adverse effect on the business of the Company or the ability of the Company to enforce collection of Accounts due from customers residing in that state. The Company agrees to maintain such books and records regarding Accounts and Inventory as CIT may reasonably require and agrees that the books and records of the Company will reflect CIT’s interest in the Accounts and Inventory. All of the books and records of the Company will be available to CIT at normal business hours, including any records handled or maintained for the Company by any other company or entity.

7.4 (a) Until CIT has advised the Company to the contrary after the occurrence of an Event of Default, the Company, at its expense, will enforce, collect and receive all amounts owing on the Accounts in the ordinary course of its business and any proceeds it so receives shall be subject to the terms hereof, and held on behalf of and in trust for CIT. Such privilege shall terminate at the election of CIT, upon the occurrence of an Event of Default. Any checks, cash, credit card sales and receipts, notes or other instruments or property received by the Company with respect to any Collateral, including Accounts, shall be held by the Company in trust for CIT, separate from the Company’s own property and funds, and promptly turned over to CIT with proper assignments or endorsements by deposit to the Depository Accounts. The Company shall: (i) indicate on all of its invoices that funds should be delivered to and deposited in a Depository Account; (ii) direct all of its account debtors to deposit any and all proceeds of Collateral into the Depository Accounts; (iii) irrevocably authorize and direct any banks which maintain the Company’s initial receipt of cash, checks and other items to promptly wire transfer all available funds to a Depository Account; and (iv) advise all such banks of CIT’s security interest in such funds. The Company shall provide CIT with prior written notice of any and all deposit accounts opened or to be opened subsequent to the Closing Date. Subject to Collection Days, all amounts received by CIT in payment of Accounts will be credited to the Revolving Loan Account when CIT is advised by its bank of its receipt of “collected funds” at CIT’s bank account in New York, New York on the Business Day of such advise if advised no later than 1:00 p.m. EST or on the next succeeding Business Day if so advised after 1:00 PM EST. No checks, drafts or other instrument received by CIT shall constitute final payment to CIT unless and until such instruments have actually been collected.

(b) The Company shall establish and maintain, in its name and at its expense, deposit accounts with such banks as are acceptable to CIT (the “Blocked Accounts”) into which the Company shall promptly cause to be deposited: (i) all proceeds of Collateral received by the Company, including all amounts payable to the Company from credit card issuers and credit card processors, and (ii) all amounts on deposit in deposit accounts used by the Company at each of its locations, all as further provided in Paragraph 3.4(a) above. The banks at which the Blocked Accounts are established shall enter into an agreement, in form and substance satisfactory to CIT (the “Blocked Account Agreements”), providing that all cash, checks and items received or deposited in the Blocked Accounts are the property of CIT, that the depository bank has no lien upon, or right of set off against, the Blocked Accounts and any cash, checks, items, wires or other funds from time to time on deposit therein, except as otherwise provided in the Blocked Account Agreements, and that automatically, on a daily basis the depository bank will wire, or otherwise transfer, in immediately available funds, all funds received or deposited into the Blocked Accounts to such bank account as CIT may from time to time designate for such purpose. The Company hereby confirms and agrees that all amounts deposited in such Blocked Accounts and any other funds received and collected by CIT, whether as proceeds of Inventory or other Collateral or otherwise, shall be the property of CIT.

7.5 The Company agrees to notify CIT: (a) of any matters affecting more than $100,000 of the value, enforceability or collectibility of any Account and of all customer disputes, offsets, defenses, counterclaims, returns, rejections and all reclaimed or repossessed merchandise or goods (in each case in excess of $100,000), and of any adverse effect in more than $100,000 of the value of its Inventory, in its weekly and monthly collateral reports (as applicable) provided to CIT hereunder, in such detail and format as CIT may reasonably require from time to time and (b) promptly of any such matters which are material, as a whole, to the Accounts and/or the Inventory. The Company agrees to issue credit memoranda promptly (with duplicates to CIT upon request after the occurrence of an Event of Default) upon accepting returns or granting allowances. Upon the occurrence of an Event of Default (which is not waived in writing by CIT) and on notice from CIT, the Company agrees that all returned, reclaimed or repossessed merchandise or goods shall be set aside by the Company, marked with CIT’s name (as secured party) and held by the Company for CIT’s account.

7.6 CIT shall maintain a Revolving Loan Account on its books in which the Company will be charged with all loans and advances made by CIT to it or for its account, and with any other Obligations, including any and all costs, expenses and reasonable attorney’s fees which CIT may incur in connection with the exercise by or for CIT of any of the rights or powers herein conferred upon CIT, or in the prosecution or defense of any action or proceeding to enforce or protect any rights of CIT in connection with this Financing Agreement, the other Loan Documents or the Collateral assigned hereunder, or any Obligations owing by the Company. The Company will be credited with all amounts received by CIT from the Company or from others for the Company’s account, including, as above set forth, all amounts received by CIT in payment of Accounts, and such amounts will be applied to payment of the Obligations as set forth herein. In no event shall prior recourse to any Accounts or other security granted to or by the Company be a prerequisite to CIT’s right to demand payment of any Obligation. Further, it is understood that CIT shall have no obligation whatsoever to perform in any respect any of the Company’s contracts or obligations relating to the Accounts.

7.7 After the end of each month, CIT shall promptly send the Company a statement showing the accounting for the charges, loans, advances and other transactions occurring between CIT and the Company during that month. The monthly statements shall be deemed correct and binding upon the Company and shall constitute an account stated between the Company and CIT unless CIT receives a written statement of the exceptions within thirty (30) days of the date of the monthly statement.

7.8 In the event that (a) the sum of (i) the outstanding balance of Revolving Loans and (ii) outstanding balance of Letters of Credit exceeds (b) the lesser of (x) the Borrowing Base less $1,000,000.00 or (y) the Revolving Line of Credit, any such nonconsensual Overadvance shall be due and payable to CIT immediately upon CIT’s demand therefor.

SECTION 8. Term Loan

TERM LOAN

8.1 The Company hereby agrees to execute and deliver to CIT the Term Loan Promissory Note, in the form of Exhibit A attached hereto, to evidence the Term Loan to be extended by CIT.

8.2 Upon receipt of such Term Loan Promissory Note on the Second Amendment Effective Date, CIT hereby agrees to extend to the Company the Term Loan in the principal amount of $4,000,000.00

8.3 The principal amount of the Term Loan shall be repaid to CIT by the Company by: (i) eleven (11) equal quarterly principal installments of $250,000.00 each, followed by (ii) one (1) installment of $1,250,000.00, whereof the first installment shall be due and payable on September 30, 2004 and the subsequent installments shall be due and payable on the last day of each calendar quarter thereafter until paid in full.

ADDITIONAL PROVISIONS FOR TERM LOAN

8.4 In the event this Financing Agreement or the Line of Credit is terminated by either CIT or the Company for any reason whatsoever, the Term Loan shall become due and payable on the effective date of such termination notwithstanding any provision to the contrary in the Promissory Note or this Financing Agreement.

8.5 The Company may prepay at any time, at its option, in whole or in part, the Term Loan, provided that on each such prepayment, the Company shall pay accrued interest on the principal so prepaid to the date of such prepayment.

8.6 In the event the Company has Surplus Cash in any Fiscal Year beginning with the Fiscal Year ending December 31, 2003, the Company must make a Mandatory Prepayment of the Term Loan within ninety (90) days of the end of any such Fiscal Year by an amount equal to twenty-five (25%) of said Surplus Cash.

8.7 Each prepayment (whether voluntary or mandatory) shall be applied to the then last maturing installments of principal of the Term Loan.

8.8 The Company hereby authorizes CIT to charge its Revolving Loan Account with the amount of all amounts due under this Section 4 as such amounts become due. The Company confirms that any charges which CIT may so make to its Revolving Loan Account as herein provided will be made as an accommodation to the Company and solely at CIT’s discretion.

SECTION 9. Letters of Credit

In order to assist the Company in establishing or opening Letters of Credit with an Issuing Bank, the Company has requested CIT to join in the applications for such Letters of Credit, and/or guarantee payment or performance of such Letters of Credit and any drafts or acceptances thereunder through the issuance of the Letters of Credit Guaranty, thereby lending CIT’s credit to the Company and CIT has agreed to do so. These arrangements shall be handled by CIT subject to the terms and conditions set forth below.

9.1 CIT shall assist the Company in obtaining standby Letter(s) of Credit in an amount not to exceed the outstanding amount of the Standby Letter of Credit Sub-Line and CIT shall assist the Company in obtaining documentary Letter(s) of Credit in an amount not to exceed the outstanding amount of the Documentary Letter of Credit Sub-Line; provided, however, CIT shall be under no obligation to assist the Company in obtaining any Letter of Credit if Availability is less than $1,000,000 after the obtaining of any such Letter of Credit. CIT’s assistance for amounts in excess of the limitation set forth herein shall at all times and in all respects be in CIT’s sole discretion. It is understood that the term, form and purpose of each Letter of Credit and all documentation in connection therewith, and any amendments, modifications or extensions thereof, must be mutually acceptable to CIT, the Issuing Bank and the Company, provided that Letters of Credit shall not be used for the purchase of domestic Inventory or to secure present or future debt of domestic Inventory suppliers. Any and all outstanding Letters of Credit shall be reserved dollar for dollar from Availability as an Availability Reserve.

9.2 CIT shall have the right, without notice to the Company, to charge the Company’s Revolving Loan Account with the amount of any and all indebtedness, liability or obligation of any kind incurred by CIT under the Letters of Credit Guaranty at the earlier of (a) payment by CIT under the Letters of Credit Guaranty, or (b) the occurrence of an Event of Default. Any amount charged to Company’s Revolving Loan Account shall be deemed a Revolving Loan hereunder and shall incur interest at the rate provided in Paragraph 8.1 of Section 8 of this Financing Agreement.

9.3 The Company unconditionally indemnifies CIT and holds CIT harmless from any and all loss, claim or liability incurred by CIT arising from any transactions or occurrences relating to Letters of Credit established or opened for the Company’s account, the collateral relating thereto and any drafts or acceptances thereunder, and all Obligations thereunder, including any such loss or claim due to any errors, omissions, negligence, misconduct or action taken by any Issuing Bank, other than for any such loss, claim or liability arising out of the gross negligence or willful misconduct by CIT under the Letters of Credit Guaranty. This indemnity shall survive termination of this Financing Agreement. The Company agrees that any charges incurred by CIT for the Company account by the Issuing Bank shall be conclusive on CIT and may be charged to the Company’s Revolving Loan Account.

9.4 CIT shall not be responsible for: the existence, character, quality, quantity, condition, packing, value or delivery of the goods purporting to be represented by any documents; any difference or variation in the character, quality, quantity, condition, packing, value or delivery of the goods from that expressed in the documents; the validity, sufficiency or genuineness of any documents or of any endorsements thereon, even if such documents should in fact prove to be in any or all respects invalid, insufficient, fraudulent or forged; the time, place, manner or order in which shipment is made; partial or incomplete shipment, or failure or omission to ship any or all of the goods referred to in the Letters of Credit or documents; any deviation from instructions; delay, default, or fraud by the shipper and/or anyone else in connection with the goods or the shipping thereof; or any breach of contract between the shipper or vendors and the Company.

9.5 The Company agrees that any action taken by CIT, if taken in good faith, or any action taken by any Issuing Bank, under or in connection with the Letters of Credit, the guarantees, the drafts or acceptances, or the Collateral, shall be binding on the Company and shall not put CIT in any resulting liability to the Company. In furtherance thereof, CIT shall have the full right and authority to clear and resolve any questions of non-compliance of documents; to give any instructions as to acceptance or rejection of any documents or goods; to execute any and all steamship or airways guaranties (and applications therefore), indemnities or delivery orders; to grant any extensions of the maturity of, time of payment for, or time of presentation of, any drafts, acceptances, or documents; and to agree to any amendments, renewals, extensions, modifications, changes or cancellations of any of the terms or conditions of any of the applications, Letters of Credit, drafts or acceptances; all in CIT’s sole name, and the Issuing Bank shall be entitled to comply with and honor any and all such documents or instruments executed by or received solely from CIT, all without any notice to or any consent from the Company. Notwithstanding any prior course of conduct or dealing with respect to the foregoing including amendments and non-compliance with documents and/or the Company’s instructions with respect thereto, CIT may exercise its rights hereunder in its sole and reasonable business judgement. In addition, without CIT’s express consent and endorsement in writing, the Company agrees: (a) not to execute any and all applications for steamship or airway guaranties, indemnities or delivery orders; to grant any extensions of the maturity of, time of payment for, or time of presentation of, any drafts, acceptances or documents; or to agree to any amendments, renewals, extensions, modifications, changes or cancellations of any of the terms or conditions of any of the applications, Letters of Credit, drafts or acceptances; and (b) after the occurrence of an Event of Default which is not cured within any applicable grace period, if any, or waived by CIT, not to (i) clear and resolve any questions of non-compliance of documents, or (ii) give any instructions as to acceptances or rejection of any documents or goods.

9.6 The Company agrees that any necessary import, export or other licenses or certificates for the import or handling of the Collateral will have been promptly procured; all foreign and domestic governmental laws and regulations in regard to the shipment and importation of the Collateral, or the financing thereof will have been promptly and fully complied with; and any certificates in that regard that CIT may at any time request will be promptly furnished. In this connection, the Company warrants and represents that all shipments made under any such Letters of Credit are in accordance with the laws and regulations of the countries in which the shipments originate and terminate, and are not prohibited by any such laws and regulations. The Company assumes all risk, liability and responsibility for, and agrees to pay and discharge, all present and future local, state, federal or foreign Taxes, duties, or levies. Any embargo, restriction, laws, customs or regulations of any country, state, city, or other political subdivision, where the Collateral is or may be located, or wherein payments are to be made, or wherein drafts may be drawn, negotiated, accepted, or paid, shall be solely the Company’s risk, liability and responsibility.

9.7 Upon any payments made to the Issuing Bank under the Letter of Credit Guaranty, CIT shall acquire by subrogation, any rights, remedies, duties or obligations granted or undertaken by the Company to the Issuing Bank in any application for Letters of Credit, any standing agreement relating to Letters of Credit or otherwise, all of which shall be deemed to have been granted to CIT and apply in all respects to CIT and shall be in addition to any rights, remedies, duties or obligations contained herein.

SECTION 10. Collateral

10.1 As security for the prompt payment in full of all Obligations, the Company hereby pledges and grants to CIT a continuing general lien upon, and security interest in, all of its assets including, without limitation, all of its:

(a) Accounts;

(b) Inventory;

(c) General Intangibles;

(d) Documents of Title;

(e) Other Collateral; and

(f) Investment Property.

10.2	The security interests granted hereunder shall extend and attach to:

(a) All Collateral which is presently in existence and which is owned by the Company or in which the Company has any interest, whether held by the Company or others for its account; and

(b) All Inventory and any portion thereof which may be returned, rejected, reclaimed or repossessed by either CIT or the Company from the Company’s customers, as well as to all supplies, goods, incidentals, packaging materials, labels and any other items which contribute to the finished goods or products manufactured or processed by the Company, or to the sale, promotion or shipment thereof.

10.3 The Company agrees to safeguard, protect and hold all Inventory for CIT’s account and make no disposition thereof except in the ordinary course of its business of the Company, as herein provided. The Company represents and warrants that Inventory will be sold and shipped by the Company to its customers only in the ordinary course of the Company’s business, and then only on open account and on terms currently being extended by the Company to its customers, provided that, absent the prior written consent of CIT, the Company shall not sell Inventory on a consignment basis nor retain any lien or security interest in any sold Inventory. Upon the sale, exchange, or other disposition of Inventory, as herein provided, the security interest in the Inventory provided for herein shall, without break in continuity and without further formality or act, continue in, and attach to, all proceeds, including any instruments for the payment of money, Trade Accounts Receivable, documents of title, shipping documents, chattel paper and all other cash and non-cash proceeds of such sale, exchange or disposition. As to any such sale, exchange or other disposition, CIT shall have all of the rights of an unpaid seller, including stoppage in transit, replevin, rescission and reclamation. The Company hereby agrees to immediately forward any and all proceeds of Collateral to the Deposit Account, and to hold any such proceeds (including any notes and instruments), in trust for CIT pending delivery to CIT. Irrespective of CIT’s perfection status in any and all of the General Intangibles, including, without limitations, any Trademarks, Copyrights or licenses with respect thereto, the Company hereby irrevocably grants CIT a royalty free license to sell, or otherwise dispose or transfer, in accordance with Paragraph 10.3 of Section 10 of this Financing Agreement, and the applicable terms hereof, of any of the Inventory upon the occurrence of an Event of Default which has not been waived in writing by CIT.

10.4 The Company agrees at its own cost and expense to keep the Equipment in as good and substantial repair and condition as the same is now, reasonable wear and tear excepted, making any and all repairs and replacements when and where necessary. The Company also agrees to safeguard, protect and hold all Equipment in accordance with the terms hereof. Absent CIT’s prior written consent, any sale, exchange or other disposition of any Equipment shall be made by the Company in the ordinary course of business and as set forth herein. The Company may, in the ordinary course of its business, sell, exchange or otherwise dispose of obsolete or surplus Equipment; provided, however, that the then value of the Equipment so disposed of in any Fiscal Year does not exceed $250,000.00 in the aggregate; provided, further, that the aforesaid right shall automatically cease upon the occurrence of a Default or an Event of Default which is not waived in writing by CIT.

10.5 The rights and security interests granted to CIT hereunder are to continue in full force and effect, notwithstanding the termination of this Financing Agreement or the fact that the Revolving Loan Account may from time to time be temporarily in a credit position, until the final payment in full to CIT of all Obligations and the termination of this Financing Agreement. Any delay, or omission by CIT to exercise any right hereunder shall not be deemed a waiver thereof, or be deemed a waiver of any other right, unless such waiver shall be in writing and signed by CIT. A waiver on any one occasion shall not be construed as a bar to, or waiver of, any right or remedy on any future occasion.

10.6 Notwithstanding CIT’s security interest in the Collateral and to the extent that the Obligations are now or hereafter secured by any assets or property other than the Collateral or by the guarantee, endorsement, assets or property of any other person, CIT shall have the right in its sole discretion to determine which rights, liens, security interests or remedies CIT shall at any time pursue, foreclose upon, relinquish, subordinate, modify or take any other action with respect to, without in any way modifying or affecting any of them, or any of CIT’s rights hereunder.

10.7 Any balances to the credit of the Company and any other property or assets of the Company in the possession or control of CIT may be held by CIT as security for any Obligations and applied in whole or partial satisfaction of such Obligations when due. The liens and security interests granted herein, and any other lien or security interest CIT may have in any other assets of the Company, shall secure payment and performance of all now existing and future Obligations. CIT may in its discretion charge any or all of the Obligations to the Revolving Loan Account when due.

10.8 The Company possesses all General Intangibles and rights thereto necessary to conduct its business as conducted as of the Closing Date and the Company shall maintain its rights in, and the value of, the foregoing in the ordinary course of its business, including, without limitation, by making timely payment with respect to any applicable licensed rights. The Company shall deliver to CIT, and/or shall cause the appropriate party to deliver to CIT, from time to time such pledge or security agreements with respect to General Intangibles (now or hereafter acquired) of the Company and its subsidiaries as CIT shall require to obtain valid first liens thereon. In furtherance of the foregoing, the Company shall provide timely notice to CIT of any additional Patents, Trademarks, tradenames, service marks, Copyrights, brand names, trade names, logos and other trade designations acquired or applied for subsequent to the Closing Date and the Company shall execute such documentation as CIT may reasonably require to obtain and perfect its lien thereon. The Company hereby confirms that it shall deliver, or cause to be delivered, any pledged stock issued subsequent to the Closing Date to CIT in accordance with the applicable terms of the Pledge Agreement and prior to such delivery, shall hold any such stock in trust for CIT. The Company hereby irrevocably grants to CIT a royalty-free, non-exclusive license in the General Intangibles, including tradenames, Trademarks, Copyrights, Patents, licenses, and any other proprietary and intellectual property rights and any and all right, title and interest in any of the foregoing, for the sole purpose, upon the occurrence of an Event of Default, of the right to: (i) advertise for sale and sell or transfer any Inventory bearing any of the General Intangibles, and (ii) make, assemble, prepare for sale or complete, or cause others to do so, any applicable raw materials or Inventory bearing any of the General Intangibles, including use of the Equipment and Real Estate for the purpose of completing the manufacture of unfinished goods, raw materials or work-in-process comprising Inventory, and apply the proceeds thereof to the Obligations hereunder, all as further set forth in this Financing Agreement and irrespective of CIT’s lien and perfection in any General Intangibles.

SECTION 11. Representations, Warranties and Covenants

11.1 The Company hereby warrants, represents and covenants that: (a) the fair value of the Total Assets exceeds the book value of the Total Liabilities; (b) the Company is generally able to pay its debts as they become due and payable; and (c) the Company does not have unreasonably small capital to carry on its business as it is currently conducted absent extraordinary and unforeseen circumstances. The Company further warrants and represents that: (i) Schedule 1 hereto correctly and completely sets forth the Company’s (A) chief executive office, (B) Collateral locations, (C) tradenames, and (D) all the other information listed on said Schedule; (ii) except for the Permitted Encumbrances, after filing of financing statements in the applicable filing clerks office at the locations set forth in Schedule 1, this Financing Agreement creates a valid, perfected and first priority security interest in the Collateral and the security interests granted herein constitute and shall at all times constitute the first and only liens on the Collateral; (iii), except for the Permitted Encumbrances, the Company is, or will be, at the time additional Collateral is acquired by it, the absolute owner of the Collateral with full right to pledge, sell, consign, transfer and create a security interest therein, free and clear of any and all claims or liens in favor of others; (iv) the Company will, at its expense, forever warrant and, at CIT’s request, defend the same from any and all claims and demands of any other person other than a holder of a Permitted Encumbrance; (v) the Company will not grant, create or permit to exist, any lien upon, or security interest in, the Collateral, or any proceeds thereof, in favor of any other person other than the holders of the Permitted Encumbrances; (vi) that the Equipment does not comprise a part of the Inventory of the Company and (iv) the Equipment is and will only be used by the Company in its business and will not be held for sale or lease, or removed from its premises, or otherwise disposed of by the Company except as otherwise permitted in this Financing Agreement.

11.2 The Company agrees to maintain books and records pertaining to the Collateral in accordance with GAAP and in such additional detail, form and scope as CIT shall reasonably require. The Company agrees that CIT or its agents may enter upon the Company’s premises at any time during normal business hours, and from time to time in its reasonable business judgment, for the purpose of inspecting the Collateral and any and all records pertaining thereto. The Company agrees to afford CIT thirty (30) days prior written notice of any change in the location of any Collateral, other than to locations, that as of the Closing Date, are known to CIT and at which CIT has filed financing statements and otherwise fully perfected its liens thereon. The Company is also to advise CIT promptly, in sufficient detail, of any material adverse change relating to the type, quantity or quality of the Collateral or on the security interests granted to CIT therein.

11.3 The Company agrees to: (a) execute and deliver to CIT, from time to time, solely for CIT’s convenience in maintaining a record of the Collateral, such written statements, and schedules as CIT may reasonably require, designating, identifying or describing the Collateral; and (b) provide CIT, on request, with an appraisal of the Inventory which appraisal shall be at the Company’s expense and otherwise acceptable to CIT. The Company’s failure, however, to promptly give CIT such statements, or schedules shall not affect, diminish, modify or otherwise limit CIT’s security interests in the Collateral.

11.4 The Company agrees to comply with the requirements of all state and federal laws in order to grant to CIT valid and perfected first security interests in the Collateral, subject only to the Permitted Encumbrances. CIT is hereby authorized by the Company to file (including pursuant to the applicable terms of the UCC) from time to time any financing statements, continuations or amendments covering the Collateral whether or not the Company’s signature appears thereon. The Company hereby consents to and ratifies any and all execution and/or filing of financing statements on or prior to the Closing Date by CIT. The Company agrees to do whatever CIT may reasonably request, from time to time, by way of: filing notices of liens, financing statements, amendments, renewals and continuations thereof; cooperating with CIT’s agents and employees; keeping Collateral records; transferring proceeds of Collateral to CIT’s possession; and performing such further acts as CIT may reasonably require in order to effect the purposes of this Financing Agreement.

11.5 (a) The Company agrees to maintain insurance on all of its property under such policies of insurance, with such insurance companies, in such reasonable amounts and covering such insurable risks as are at all times reasonably satisfactory to CIT. All policies covering the Inventory are, subject to the rights of any holders of Permitted Encumbrances holding claims senior to CIT, to be made payable to CIT, in case of loss, under a standard non-contributory “mortgagee”, “lender” or “secured party” clause and are to contain such other provisions as CIT may require to fully protect CIT’s interest in the Inventory and to any payments to be made under such policies. All original policies or true copies thereof are to be delivered to CIT, premium prepaid, with the loss payable endorsement in CIT’s favor, and shall provide for not less than thirty (30) days prior written notice to CIT of the exercise of any right of cancellation. At the Company’s request, or if the Company fails to maintain such insurance, CIT may arrange for such insurance, but at the Company’s expense and without any responsibility on CIT’s part for: obtaining the insurance, the solvency of the insurance companies, the adequacy of the coverage, or the collection of claims. Upon the occurrence of an Event of Default which is not waived in writing by CIT, CIT shall, subject to the rights of any holders of Permitted Encumbrances holding claims senior to CIT, have the sole right, in the name of CIT or the Company, to file claims under any insurance policies, to receive, receipt and give acquittance for any payments that may be payable thereunder, and to execute any and all endorsements, receipts, releases, assignments, reassignments or other documents that may be necessary to effect the collection, compromise or settlement of any claims under any such insurance policies.

(b) In the event of any loss or damage by fire or other casualty, insurance proceeds relating to Inventory shall first reduce the Company’s Revolving Loan, then the Term Loan;

(c) In the event the Company fails to provide CIT with timely evidence, acceptable to CIT, of its maintenance of insurance coverage required pursuant to paragraph 7.5(a) above, CIT may purchase, at the Company’s expense, insurance to protect CIT’s interests in the Collateral. The insurance acquired by CIT may, but need not, protect the Company’s interest in the Collateral, and therefore such insurance may not pay claims which the Company may have with respect to the Collateral or pay any claim which may be made against the Company in connection with the Collateral. In the event CIT purchases, obtains or acquires insurance covering all or any portion of the Collateral, the Company shall be responsible for all of the applicable costs of such insurance, including premiums, interest (at the applicable Chase Bank Rate for Revolving Loans set forth in paragraph 8.1 of Section 8 hereof), fees and any other charges with respect thereto, until the effective date of the cancellation or the expiration of such insurance. CIT may charge all of such premiums, fees, costs, interest and other charges to the Company’s Revolving Loan Account. The Company hereby acknowledges that the costs of the premiums of any insurance acquired by CIT may exceed the costs of insurance which the Company may be able to purchase on its own. In the event that CIT purchases such insurance, CIT will notify the Company of said purchase within thirty (30) days of the date of such purchase. If, within thirty (30) days of the date of such notice, the Company provides CIT with proof that the Company had the insurance coverage required pursuant to 7.5(a) above (in form and substance satisfactory to CIT) as of the date on which CIT purchased insurance and the Company continued at all times to have such insurance, then CIT agrees to cancel the insurance purchased by CIT and credit the Company’s Revolving Loan Account with the amount of all costs, interest and other charges associated with any insurance purchased by CIT, including with any amounts previously charged to the Revolving Loan Account.

11.6 The Company agrees to pay, when due, all Taxes, including sales taxes, assessments, claims and other charges lawfully levied or assessed upon the Company or the Collateral unless such Taxes are being diligently contested in good faith by the Company by appropriate proceedings and adequate reserves are established in accordance with GAAP.

Notwithstanding the foregoing, if any lien shall be filed or claimed thereunder (x) for Taxes due the United States of America or (y) which in CIT’s opinion might create a valid obligation having priority over the rights granted to CIT herein, such lien shall not be deemed to be a Permitted Encumbrance hereunder and the Company shall immediately pay such tax and remove the lien of record. If the Company fails to do so promptly, then at CIT’s election, CIT may (i) create an Availability Reserve in such amount as it may deem appropriate in its business judgement, or (ii) upon the occurrence of a Default or Event of Default, imminent risk of seizure, filing of any priority lien, forfeiture, or sale of the Collateral, pay Taxes on the Company’s behalf, and the amount thereof shall be an Obligation secured hereby and due on demand.

11.7 The Company: (a) agrees to comply with all acts, rules, regulations and orders of any legislative, administrative or judicial body or official, which the failure to comply with would have a material and adverse impact on the Collateral, or any material part thereof, or on the business or operations of the Company, provided that the Company may contest any acts, rules, regulations, orders and directions of such bodies or officials in any reasonable manner which will not, in CIT’s reasonable opinion, materially and adversely effect CIT’s rights or priority in the Collateral; (b) agrees to comply with all environmental statutes, acts, rules, regulations or orders as presently existing or as adopted or amended in the future, applicable to the Collateral, the ownership and/or use of its real property and operation of its business, which the failure to comply with would have a material and adverse impact on the Collateral, or any material part thereof, or on the operation of the business of the Company; and (c) shall not be deemed to have breached any provision of this Paragraph 7.7 if (i) the failure to comply with the requirements of this Paragraph 7.7 resulted from good faith error or innocent omission, (ii) the Company promptly commences and diligently pursues a cure of such breach, and (iii) such failure is cured within (30) days following the Company’s receipt of notice of such failure, or if such cannot in good faith be cured within thirty (30) days, then such breach is cured within a reasonable time frame based upon the extent and nature of the breach and the necessary remediation, and in conformity with any applicable consent order, consensual agreement and applicable law.

11.8 Until termination of this Financing Agreement and payment and satisfaction of all Obligations due hereunder, the Company agrees that, unless CIT shall have otherwise consented in writing, the Company will furnish to CIT: (a) within one hundred five (105) days after the end of each Fiscal Year of the Company, an audited Consolidated Balance Sheet, with an unaudited Consolidating Balance Sheet attached thereto, as at the close of such year, and statements of profit and loss, cash flow and reconciliation of surplus of the Company and its consolidated subsidiaries for such year, audited (with respect to consolidated financial statements only) by independent public accountants selected by the Company and satisfactory to CIT; (b) within sixty (60) days after the end of each Fiscal Quarter (i) a Consolidated Balance Sheet and Consolidating Balance Sheet as at the end of such period and statements of profit and loss and statements of cash flow of the Company and its consolidated subsidiaries, certified by an authorized financial or accounting officer of the Company and (ii) a detailed report setting forth the amount of all Support Obligations, the amount of all Support Obligations entered into during such Fiscal Quarter and the amount of all payments made under Support Obligations during such Fiscal Quarter; (c) within thirty (30) days after the end of each month a Consolidated Balance Sheet as at the end of such period and statements of profit and loss and statements of cash flow of the Company and all subsidiaries for such period, certified by an authorized financial or accounting officer of the Company; and (d) from time to time, such further information regarding the business affairs and financial condition of the Company and its consolidated subsidiaries as CIT may reasonably request, including, without limitation (i) the accountant’s management practice letter and (ii) annual cash flow projections in form satisfactory to CIT. Each financial statement which the Company is required to submit hereunder must be accompanied by an officer’s certificate, signed by the President, Vice President, Controller, or Treasurer, pursuant to which any one such officer must certify that: (x) the financial statement(s) fairly and accurately represent(s) the Company’s financial condition at the end of the particular accounting period, as well as the Company’s operating results during such accounting period, subject to year-end audit adjustments; and (y) during the particular accounting period: (A) there has been no Default or Event of Default under this Financing Agreement, provided, however, that if any such officer has knowledge that any such Default or Event of Default, has occurred during such period, the existence of and a detailed description of same shall be set forth in such officer’s certificate; (B) the Company has not received any notice of cancellation with respect to its property insurance policies; (C) the Company has not received any notice that could result in a material adverse effect on the value of the Collateral taken as a whole; and (D) the exhibits attached to such financial statement(s) constitute detailed calculations showing compliance with all financial covenants contained in this Financing Agreement.

11.9 Until termination of the Financing Agreement and payment and satisfaction of all Obligations due hereunder, the Company agrees that, without the prior written consent of CIT, except as otherwise herein provided, the Company will not:

(a)	Mortgage, assign, pledge, transfer or otherwise permit any lien, charge, security interest, encumbrance or judgment, (whether as a result of a purchase money or title retention transaction, or other security interest, or otherwise) to exist on any of the Company’s Collateral or any other assets, whether now owned or hereafter acquired, except for the Permitted Encumbrances;

(b)	Incur or create any Indebtedness other than the Permitted Indebtedness;

(c)	Sell, lease, assign, transfer or otherwise dispose of (i) Collateral, except as otherwise specifically permitted by this Financing Agreement, or (ii) either all or substantially all of the Company’s assets, which do not constitute Collateral;

(d)	Merge, consolidate or otherwise alter or modify its corporate name, principal place of business, structure, or existence, re-incorporate or re-organize, or enter into or engage in any operation or activity materially different from that presently being conducted by the Company, or purchase or acquire all or substantially all of the capital stock or assets of any corporation or entity, except that the Company may change its corporate name or address, provided that (i) the Company shall give CIT thirty (30) days prior written notice thereof and (ii) the Company shall execute and deliver, prior to or simultaneously with any such action, any and all documents and agreements requested by CIT to confirm the continuation and preservation of all security interests and liens granted to CIT hereunder;

(e)	(i) Amend, modify or otherwise change (or permit the amendment, modification or other change in any manner of) any of the provisions of any of its or its subsidiaries’ Indebtedness or of any instrument or agreement (including, without limitation, any purchase agreement, indenture, loan agreement or security agreement) relating to any such Indebtedness if such amendment, modification or change would shorten the final maturity or average life to maturity of, or require any payment to be made earlier than the date originally scheduled on, such Indebtedness, would increase the interest rate applicable to such Indebtedness, would increase the amounts of any principal payments applicable to such Indebtedness, would change the subordination provision, if any, of such Indebtedness, or would otherwise be adverse to CIT or the issuer of such Indebtedness in any respect, or (ii) except for the Obligations, make any voluntary or optional payment, prepayment, redemption, defeasance, sinking fund payment or other acquisition for value of any of its or its subsidiaries’ Indebtedness (including, without limitation, by way of depositing money or securities with the trustee therefor before the date required for the purpose of paying any portion of such Indebtedness when due), or refund, refinance, replace or exchange any other Indebtedness for any such Indebtedness (except to the extent such Indebtedness is otherwise expressly permitted by the definition of “Permitted Indebtedness”), or make any payment, prepayment, redemption, defeasance, sinking fund payment or repurchase of any outstanding Indebtedness as a result of any asset sale, change of control, issuance and sale of debt or equity securities or similar event, or give any notice with respect to any of the foregoing; provided, that the Company may prepay the GMAC Loan on or before December 31, 2004 with the proceeds of an issuance of common stock of the Company (the “Common Stock Issuance”) completed after the Second Amendment Effective Date and before December 31, 2004 in an amount not to exceed the lesser of (A) the net proceeds of the Common Stock Issuance (less the amount of any dividend paid pursuant to paragraph 7.9(g) below) or (B) $3,000,000;

(f)	Assume, guarantee, endorse, or otherwise become liable upon the obligations of any person, firm, entity or corporation, except (i) for Support Obligations to the extent permitted in clause (h) of the definition of Permitted Indebtedness and (ii) by the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business;

(g)	Declare or pay any dividend or distributions of any kind on, or purchase, acquire, redeem or retire, any of the capital stock or equity interest, of any class whatsoever, whether now or hereafter outstanding (other than the payment of accrued dividends and interest to UM Holdings Ltd. upon the conversion of the Preferred Stock held by UM Holdings Ltd. required in connection with the Common Stock Issuance; provided, that such dividends and interest shall not exceed [$900,000] in the aggregate and shall be paid solely from the proceeds of the Common Stock Issuance);

(h)	Make any advance or loan to, or any investment in, any firm, entity, person or corporation or purchase or acquire all or substantially all of the stock or assets of any entity, person or corporation;

(i)	Pay any management, consulting or other similar fees to any person, corporation or other entity affiliated with the Company (other than payments to any Affiliate described on Schedule 5 hereto); or;

(j)	engage in any sale – leaseback transactions.

11.10 Until termination of the Financing Agreement and payment and satisfaction in full of all Obligations hereunder, the Company shall:

(a)	have for each Fiscal Quarter set forth below the Fixed Charge Coverage Ratio corresponding to such Fiscal Quarter; provided that (v) for the Fiscal Quarter ending September 27, 2003, the Fixed Charge Coverage Ratio shall be calculated for the Fiscal Quarter ending September 27, 2003, (w) for the Fiscal Quarter ending December 31, 2003, the Fixed Charge Coverage Ratio shall be calculated for the two consecutive Fiscal Quarters ending December 31, 2003, (x) for the Fiscal Quarter ending March 27, 2004, the Fixed Charge Coverage Ratio shall be calculated for the three consecutive Fiscal Quarters ending March 27, 2004, (y) for the Fiscal Quarter ending June 26, 2004, the Fixed Charge Coverage Ratio shall be calculated for the four consecutive Fiscal Quarters ending June 26, 2004, and (z) for each Fiscal Quarter thereafter, the Fixed Charge Coverage Ratio shall be calculated for the four consecutive Fiscal Quarters ending at the end of such Fiscal Quarter.

Period	Ratio
(i) For each Fiscal Quarter ending during the period commencing on the Closing Date through and including June 26, 2004	greater than 1.0 to 1.0

(ii) For each Fiscal Quarter ending during the period commencing on June 27 2004 through and including June 25, 2005	greater than 1.1 to 1.0

(iii) For each Fiscal Quarter ending thereafter	greater than 1.2 to 1.0; and

(b)	not contract for, purchase, make expenditures for, lease pursuant to a Capital Lease or otherwise incur obligations with respect to Capital Expenditures (whether subject to a security interest or otherwise) in excess of $2,500,000 during the Company’s Fiscal Year ended December 31, 2003, $3,000,000 during the Company’s Fiscal year ended December 32, 2004 and $3,500,000 during the Company’s Fixed Year ended December 31, 2005 and during each Fiscal Year thereafter (computed on a non-cumulative basis);

(c)	have Availability of at least $1,000,000 at all times; and

(d)	have for each Fiscal Quarter a Leverage Ratio less than or equal to 5.0 to 1.0; provided, that for each Fiscal Quarter, the Leverage Ratio shall be calculated for the four consecutive Fiscal Quarters ending at the end of such Fiscal Quarter.

11.11 The Company agrees to advise CIT in writing of: (a) all expenditures (actual or anticipated) in excess of $150,000.00 from the budgeted amount therefor in any Fiscal Year for (x) environmental clean-up, (y) environmental compliance or (z) environmental testing and the impact of said expenses on the Company’s Working Capital; and (b) any notices the Company receives from any local, state or federal authority advising the Company of any environmental liability (real or potential) stemming from the Company’s operations, its premises, its waste disposal practices, or waste disposal sites used by the Company and to provide CIT with copies of all such notices if so required.

11.12 The Company hereby agrees to indemnify and hold harmless CIT and its officers, directors, employees, attorneys and agents (each an “Indemnified Party”) from, and holds each of them harmless against, any and all losses, liabilities, obligations, claims, actions, damages, costs and expenses (including attorney’s fees) and any payments made by CIT pursuant to any indemnity provided by CIT with respect to or to which any Indemnified Party could be subject insofar as such losses, liabilities, obligations, claims, actions, damages, costs, fees or expenses with respect to the Loan Documents, including without limitation those which may arise from or relate to: (i) the Depository Account, the Blocked Accounts, the lockbox and/or any other depository account and/or the agreements executed in connection therewith, and (ii) any and all claims or expenses asserted against CIT as a result of any environmental pollution, hazardous material or environmental clean-up relating to the Real Estate; or any claim or expense which results from the Company’s operations (including, but not limited to, the Company’s off-site disposal practices) and use of the Real Estate, which CIT may sustain or incur (other than solely as a result of the physical actions of CIT on the Company’s premises which are determined to constitute gross negligence or willful misconduct by a court of competent jurisdiction), all whether through the alleged or actual negligence of such person or otherwise, except and to the extent that the same results solely and directly from the gross negligence or willful misconduct of such Indemnified Party as finally determined by a court of competent jurisdiction. The Company hereby agrees that this indemnity shall survive termination of this Financing Agreement, as well as payments of Obligations which may be due hereunder. CIT may, in its sole business judgment, establish such Availability Reserves with respect thereto as it may deem advisable under the circumstances and, upon any termination hereof, hold such reserves as cash reserves for any such contingent liabilities.

11.13 Without the prior written consent of CIT, the Company agrees that it will not enter into any transaction, including, without limitation, any purchase, sale, lease, loan or exchange of property any of its Affiliates (other than transactions between the Company and a Guarantor, provided that the aggregate amount of all loans, advances or other Transfers of assets by the Company to such Guarantor shall not exceed $500,000 in the aggregate), provided that, except as otherwise set forth in this Financing Agreement (including, without limitation, in Schedule 5 attached hereto), the Company may enter into sale and service transactions in the ordinary course of its business and pursuant to the reasonable requirements of the Company, and upon standard terms and conditions and fair and reasonable terms, no less favorable to the Company than the Company could obtain in a comparable arms length transaction with an unrelated third party, provided further that no Default or Event of Default exists or will occur hereunder prior to and after giving effect to any such transaction..

11.14 The Company agrees to maintain and preserve, and cause each of its subsidiaries to maintain and preserve, all of its properties which are necessary or useful in the proper conduct of its business in good working order and condition, ordinary wear and tear excepted, and comply, and cause each of its subsidiaries to comply, at all times with the material provisions of all leases to which it is a party as lessee or under which it occupies property, so as to prevent any loss or forfeiture thereof or thereunder.

11.15 The Company agrees to obtain, maintain and preserve, and cause each of its subsidiaries to obtain, maintain and preserve, and take all necessary action to timely renew, all material permits, licenses, authorizations, approvals, entitlements and accreditations which are necessary or useful in the proper conduct of its business.

11.16 The Company agrees to take such action and execute, acknowledge and deliver, and cause each of its subsidiaries to take such action and execute, acknowledge and deliver, at its sole cost and expense, such agreements, instruments or other documents as CIT may require from time to time in order (a) to carry out more effectively the purposes of this Agreement and the other Loan Documents, (b) to subject to valid and perfected liens any of the Collateral or any other property of the Company, (c) to establish and maintain the validity and effectiveness of any of the Loan Documents and, subject to the terms of the GMAC Intercreditor Agreement, the validity, perfection and priority of the liens intended to be created thereby, and (d) to better assure, convey, grant, assign, transfer and confirm unto CIT the rights now or hereafter intended to be granted to its under this Agreement or any other Loan Document. In furtherance of the foregoing, to the maximum extent permitted by applicable law, the Company (i) authorizes CIT to execute any such agreements, instruments or other documents in Company’s name and to file such agreements, instruments or other documents in the filing office, (ii) authorizes CIT to file any financing statement required hereunder or under any appropriate filing office without the signature of the Company, and (iii) ratifies the filing of any financing statement, and any continuation statement or amendment with respect thereto, filed without signature of the Company prior to the date hereof.

11.17 The Company agrees to cause all Indebtedness (other than Indebtedness and obligations described on Schedule 5 attached hereto) and other obligations now or hereafter owed by it to any of its affiliates, to be subordinated in right of payment and security to agreement in form and substance satisfactory to CIT.

11.18 In order to induce CIT to enter into this Agreement and to make the loans and advances provided for herein and to assist the Company in establishing or opening Letters of Credit, the Company makes, on or as of the occurrence of each such loan, advance or assistance (except to the extent such representations or warranties relate to an earlier date or are no longer true and correct in all material respects solely as a result of transactions not prohibited by the Loan Documents), the following representations and warranties to CIT.

(a) Organization and Qualification. The Company (i) is duly organized validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, (ii) has the corporate or limited liability company (as the case may be) power to own its property and to carry on its business as now conducted and (iii) is duly qualified to do business and is in good standing, in each case in each jurisdiction in which the failure to be so qualified or in good standing would reasonably be expected to have a Material Adverse Effect.

(b) Authorization and Validity. The Company has the corporate or limited liability company (as the case may be) power and authority to execute, deliver and perform its obligations hereunder and under the other Loan Documents to which the Company is a party and all such action has been duly authorized by all necessary corporate proceedings on its part. The Loan Documents to which it is a party have been duly and validly executed and delivered by the Company and constitute valid and legally binding agreements of the Company enforceable in accordance with the respective terms thereof, except, in each case, as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws relating to or affecting the enforcement of creditors’ rights generally and general principles of equity.

(c) Consents. No authorization, consent, approval, license or exemption (other than such exemptions that exist under applicable law, that are permitted, or that have been obtained) of any person or filing or registration with any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, is necessary for the valid, delivery or performance by the Company of any Loan Document to which it is a party or for the grant of a security interest in or mortgage on the collateral covered by the Loan Documents, except such matters relating to performance as would ordinarily be done in the ordinary course of business after the date hereof.

(d) Conflicting or Adverse Agreements or Ratifications. Neither the delivery of the Loan Documents nor compliance with the terms and provisions hereof or thereof will be contrary to the provisions of, or constitute a default under (i) the charter or bylaws or operating agreement (as the case may be) of the Company or (ii) any applicable law or any applicable regulation, order, writ, injunction or decree of any court or governmental instrumentality or (iii) any material agreement to which the Company is a party or by which it is bound or to which it is subject.

(e) Title to Assets; Licenses and Permits. The Company has good title to all personal property and good and indefeasible title to or a subsisting leasehold interest in, all realty as reflected as of the date hereof on its books and records as being owned or leased by it after giving effect to the transaction contemplated herein, subject to no liens except Permitted Encumbrances. All of such assets are being maintained by the appropriate person in good working condition in accordance with industry standards.

(f) Litigation. Except as set forth in Schedule 2, no proceedings before any court or governmental agency or department are pending against the Company and to the knowledge of the Company, none of same have been threatened which if adversely determined could reasonably be expected to have a Material Adverse Effect.

(g) No Defaults. The Company is not in default (i) under any material provisions of any instrument evidencing any Indebtedness or of any agreement relating thereto in such manner as to cause a Material Adverse Effect or (ii) in any respect under or in violation of any order, writ, injunction or decree of any court or governmental instrumentality, in such manner as to cause a Material Adverse Effect or (iii) under any provision of any material contract to which the Company is a party, which default would reasonably be expected to have a Material Adverse Effect. The Company will give CIT prompt written notice of any event or circumstance that may constitute such a default and, in any event, will provide it upon receipt with copies of all material notices from landlords or other property owners with respect to any business location or operation of the Company.

(h) Investment Company Act. The Company is not an “investment company,” as such term is defined in, or subject to registration under, the Investment Company Act of 1940, as amended.

(i) ERISA. The Company does not maintain or contribute to any Benefit Plan other than those listed on Schedule 3. Each Benefit Plan has been and is being maintained and funded in accordance with its terms and in compliance in all material respects with all provisions of ERISA and the Internal Revenue Code applicable thereto. The Company and each ERISA Affiliate have fulfilled all obligations related to the minimum funding standards of ERISA and the Internal Revenue Code for each Benefit Plan and no “accumulated funding deficiency,” as such term is defined in Section 302 of ERISA and Section 412 of the Internal Revenue Code, has occurred or is reasonably likely to occur, nor do the conditions for imposition of a lien under Section 302(f) of ERISA exist or are reasonably likely to exist, with respect to any Benefit Plan, and neither the Company nor any ERISA Affiliate has incurred any liability (other than routine liability for premiums) under Title IV of ERISA with respect to any Benefit Plan. No event or events have occurred with respect to any Benefit Plan in connection with which the Company, any ERISA Affiliate, or, to the knowledge of the Company, any fiduciary of a Benefit Plan, directly or indirectly, would be subject to any material liability (other than routine liability for premiums, contributions (if required) and, with respect to a Benefit Plan, routine liabilities for benefits), individually or in the aggregate, under ERISA or the Internal Revenue Code.

(j) Environmental Matters. To the best of the Company’s knowledge, the Company (a) possesses all environmental, health and safety licenses, permits, authorizations, registrations, approvals and similar rights necessary under Environmental Laws for the Company to conduct its operations as now being conducted, except where failure to have such licenses, permits, authorizations, registrations, approvals, and similar rights would not reasonably be expected to have a Material Adverse Effect, and (b) each of such licenses, permits, authorizations, registrations, approvals and similar rights is valid and subsisting, in full force and effect and enforceable by the Company, and the Company is in compliance with all terms, conditions or other provisions of such permits, authorizations, regulations, approvals and similar rights except for such failure or noncompliance that, individually or in the aggregate for the Company, would not reasonably be expected to have a Material Adverse Effect. The Company has not received any written notices of any violation or noncompliance with, or remedial obligation under, any Environmental Laws (which violation, non-compliance, or remedial obligation has not been cured or would not reasonably be expected to have a Material Adverse Effect) and there are no writs, injunctions, decrees, orders or judgments outstanding under the Environmental Laws, or lawsuits, claims, proceedings, or, to the knowledge of the Company, investigations or inquiries pending or threatened under Environmental Laws, relating to the ownership, use, condition, maintenance or operation of, or conduct of business related to, any property owned, leased or operated by the Company or other assets of the Company other than those violations, instances of noncompliance, obligations, writs, injunctions, decrees, orders, judgments, lawsuits, claims, proceedings, investigations or inquiries that individually or in the aggregate for the Company, would not reasonably be expected to have a Material Adverse Effect. There are no obligations, undertakings or liabilities arising out of or relating to Environmental Laws which the Company has agreed to, assumed or retained, or to the best of the Company’s knowledge by which the Company are adversely affected, by contract or otherwise, except such obligations, undertakings or liabilities as would not reasonably be expected to have a Material Adverse Effect. The Company has not received a written notice or claim to the effect that any of them are or may be liable to any other person as the result of a release or threatened release of a Hazardous Material except such notice or claim that would not reasonably be expected to have a Material Adverse Effect. The Company has complied with all Environmental Laws and the requirements of any permits, licenses or other authorizations issued under any Environmental Laws, except any noncompliance that would not reasonably be expected to have a Material Adverse Effect.

(k) Purpose of Loans. The proceeds of the Revolving Loans and the Term Loan will be used by the Company to refinance existing Indebtedness and for working capital purposes. None of the proceeds of any Revolving Loans or the Term Loan will be used directly or indirectly for the purpose of purchasing or carrying any “margin stock” within the meaning of Regulation U (herein called “margin stock”) or for the purpose of reducing or retiring any indebtedness which was originally incurred to purchase or carry margin stock, or for any other purpose which might constitute this transaction as a “purpose credit” within the meaning of Regulation U. Neither the Company nor any agent acting on its behalf has taken or will take any action which might cause this Agreement or any other Loan Document to violate Regulation U, Regulation X or any other regulation of the Board of Governors or to violate the Securities Exchange Act of 1934.

(l) Insurance. The Company maintains insurance of such types as is usually carried by corporations of established reputation engaged in the same or similar businesses and similarly situated with financially sound, responsible and reputable insurance companies or associations (or, as to workers’ compensation or similar insurance, with an insurance fund or by self-insurance authorized by the jurisdiction in which its operations are carried on) and in such amounts (and with co-insurance and deductibles) as such insurance is usually carried by corporations of established reputation and engaged in the same or similar businesses and similarly situated, but in any event, with respect to improvements to real property and tangible personal property (assuming the subject improvements are in fact replaced or restored), in amounts acceptable to CIT. Company does not maintain any formalized self-insurance program with respect to its assets or operations or material risks with respect thereto.

(m) Indebtedness and Contingent Liabilities. Except as disclosed in writing to CIT, the Company does not have any outstanding Indebtedness (excluding the loans and advances hereunder) or material contractually assumed contingent liabilities other than Permitted Indebtedness.

(n) Security Interests in Favor of CIT. This Agreement and the other Loan Documents create valid security interest and liens in all of the Collateral described therein in favor of CIT securing the Obligations and constitute (subject to (i) the filing of financing statements on the date hereof and thereafter from time to time on the CIT’s request therefor and (ii) delivery of any collateral after the date hereof as provided herein or any other Loan Document and (iii) the execution of Blocked Account Agreements with the banks which maintain Depository Accounts) and, except for Permitted Encumbrances, perfected first priority liens and security interests in substantially all of such collateral described therein subject to no liens other than Permitted Encumbrances

(o) USA Patriot Act. Neither the making of the Loans hereunder (or the extension of any other credit contemplated hereunder) nor the Company’s use of the proceeds thereof will violate Sections 326 and 371 through 377 of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. No. 107-56 (also known as the USA Patriot Act) or any enabling legislation or rules, regulations or executive orders relating thereto.

(p) Guarantors. Tetrix Fitness Equipment, Inc. has no assets other than intangible assets associated with its acquisition by the Company and Cybex Capital Corp. has no assets other than a depreciating asset of $350,000, comprised of leases which are in run-down.

(q) Inactive Subsidiary. The Inactive Subsidiary does not (i) have any material operations or conduct any material business, or (ii) have assets of $50,000 or greater.

SECTION 12. Interest, Fees and Expenses

12.1 (a) Interest on the Revolving Loans, whether bearing interest based on the Chase Bank Rate or LIBOR, shall be payable monthly as of the end of each month. Revolving Loans which are Chase Bank Rate Loans shall bear interest during each month at a rate equal to the Chase Bank Rate plus the Applicable Margin on the average of the net balances owing by the Company to CIT in the Revolving Loan Account at the close of each day during such month. In the event of any change in said Chase Bank Rate, the rate hereunder for Revolving Loans which are Chase Bank Rate Loans shall change, as of the date of such change, so as to remain at the Chase Bank Rate plus the Applicable Margin. The rate hereunder for Revolving Loans which are Chase Bank Rate Loans shall be calculated based on a 360-day year. CIT shall be entitled to charge the Company’s Revolving Loan Account at the rate provided for herein when due until all Obligations have been paid in full.

(b) Notwithstanding any provision to the contrary contained in this section 8, in the event that the sum of (i) the outstanding Revolving Loans and (ii) the outstanding Letters of Credit exceed the lesser of either (x) the Borrowing Base less Availability Reserves or (y) the Revolving Line of Credit: (A) as a result of Revolving Loans advanced by CIT at the request of the Company (herein “Requested Overadvances”), for any one (1) or more days in any month or (B) for any other reason whatsoever (herein “Other Overadvances”) and such Other Overadvances continue for five (5) or more days in any month, the average net balance of all Revolving Loans for such month shall bear interest at the Overadvance Rate. Upon and after the occurrence of an Event of Default and the giving of any required notice by CIT in accordance with the provisions of Section 10, Paragraph 10.2 hereof, all Obligations shall bear interest at the Default Rate of Interest.

12.2 Interest on the Term Loan shall be payable monthly as of the end of each month on the unpaid balance or on payment in full prior to maturity and shall be in an amount equal to the greater of (i) the Chase Bank Rate plus three percent (3.0%) per annum or (ii) seven percent (7%) per annum. In the event of any change in said Chase Bank Rate the rate hereunder for the Term Loan shall change, as of the date of such change, so as to remain at the greater of (i) three percent (3.0%) above the Chase Bank Rate or (ii) seven percent (7%) per annum. The rate hereunder shall be calculated based on a 360 day year. CIT shall be entitled to charge the Revolving Loan Account at the rate provided for herein when due.

12.3 In consideration of the Letter of Credit Guaranty of CIT, the Company shall pay CIT the Letter of Credit Guaranty Fee which shall be an amount equal to (a) three percent (3.0%) on the face amount of each documentary Letter of Credit payable upon issuance thereof and (b) three percent (3.0%) per annum, payable monthly, on the face amount of each standby Letter of Credit less the amount of any and all amounts previously drawn under such standby Letter of Credit.

12.4 Any and all charges, fees, commissions, costs and expenses charged to CIT for the Company’s account by any Issuing Bank in connection with, or arising out of, Letters of Credit or out of transactions relating thereto will be charged to the Revolving Loan Account in full when charged to, or paid by CIT, or as may be due upon any termination of this Financing Agreement hereof, and when made by any such Issuing Bank shall be conclusive on CIT.

12.5 The Company shall reimburse or pay CIT, as the case may be, for: (a) all Out-of-Pocket Expenses and (b) any applicable Documentation Fee.

12.6 Upon the last Business Day of each month, commencing on July 31, 2003, the Company shall pay to CIT (i) the Line of Credit Fee, and (ii) interest on the Collection Days. Interest will be computed at the rate, and in the manner, set forth in Paragraph 8.1 of this Financing Agreement.

12.7 To induce CIT to enter into this Financing Agreement and to extend to the Company the Revolving Loans and Term Loan, the Company shall pay to CIT a Loan Facility Fee in the amount of $285,000, $190,000 of which will be payable on the Closing Date (reduced by the $50,000 fee payable on the Closing Date pursuant to Section 8.8(ii) below) and $95,000 of which will be payable on December 31, 2003.

12.8 On the Closing Date and each anniversary of the Closing Date thereafter, the Company shall pay to CIT (i) the Administrative Management Fee in the amount of $18,000.00 and (ii) a fee in the amount of $50,000.00 for the administration of the Foreign Borrowing Base.

12.9 The Company shall pay CIT’s standard charges and fees for CIT’s personnel used by CIT for reviewing the books and records of the Company and for verifying, testing, protecting, safeguarding, preserving or disposing of all or any part of the Collateral (which fees shall be in addition to the Administrative Management Fee and any Out-of-Pocket Expenses).

12.10 The Company hereby authorizes CIT to charge the Revolving Loan Account with the amount of all payments due hereunder as such payments become due. The Company confirms that any charges which CIT may so make to the Revolving Loan Account as herein provided will be made as an accommodation to the Company and solely at CIT’s discretion.

12.11 In the event that CIT or any participant hereunder (or any financial institution which may from time to time become a participant or lender hereunder) shall have determined in the exercise of its reasonable business judgement that subsequent to the Closing Date any change in applicable law, rule, regulation or guideline regarding capital adequacy, or any change in the interpretation or administration thereof, or compliance by CIT or such participant with any new request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on CIT’s or such participant’s capital as a consequence of its obligations hereunder to a level below that which CIT or such participant could have achieved but for such adoption, change or compliance (taking into consideration CIT or such participant’s policies with respect to capital adequacy) by an amount reasonably deemed by CIT or such participant to be material, then, from time to time, the Company shall pay no later than five (5) days following demand to CIT or such participant such additional amount or amounts as will compensate CIT’s or such participant’s for such reduction. In determining such amount or amounts, CIT or such participant may use any reasonable averaging or attribution methods. The protection of this Paragraph 8.11 shall be available to CIT or such participant regardless of any possible contention of invalidity or inapplicability with respect to the applicable law, regulation or condition. A certificate of CIT or such participant setting forth such amount or amounts as shall be necessary to compensate CIT or such participant with respect to this Section 8 and the calculation thereof when delivered to the Company shall be conclusive on the Company absent manifest error. Notwithstanding anything in this paragraph to the contrary, in the event CIT or such participant has exercised its rights pursuant to this paragraph, and subsequent thereto determines that the additional amounts paid by the Company in whole or in part exceed the amount which CIT or such participant actually required pursuant hereto, the excess, if any, shall be returned to the Company by CIT or such participant.

12.12 In the event that any applicable law, treaty or governmental regulation, or any change therein or in the interpretation or application thereof, or compliance by CIT or such participant with any request or directive (whether or not having the force of law) from any central bank or other financial, monetary or other authority, shall:

(a) subject CIT or such participant to any tax of any kind whatsoever with respect to this Financing Agreement or change the basis of taxation of payments to CIT or such participant of principal, fees, interest or any other amount payable hereunder or under any other documents (except for changes in the rate of tax on the overall net income of CIT or such participant by the federal government or the jurisdiction in which it maintains its principal office);

(b) impose, modify or hold applicable any reserve, special deposit, assessment or similar requirement against assets held by, or deposits in or for the account of, advances or loans by, or other credit extended by CIT or such participant by reason of or in respect to this Financing Agreement and the Loan Documents, including (without limitation) pursuant to Regulation D of the Board of Governors of the Federal Reserve System; or

(c) impose on CIT or such participant any other condition with respect to this Financing Agreement or any other document, and the result of any of the foregoing is to increase the cost to CIT or such participant of making, renewing or maintaining its loans hereunder by an amount that CIT or such participant deems to be material in the exercise of its reasonable business judgement or to reduce the amount of any payment (whether of principal, interest or otherwise) in respect of any of the loans by an amount that CIT or such participant deems to be material in the exercise of its reasonable business judgement, then, in any case the Company shall pay CIT or such participant, within five (5) days following its demand, such additional cost or such reduction, as the case may be. CIT or such participant shall certify the amount of such additional cost or reduced amount to the Company and the calculation thereof and such certification shall be conclusive upon the Company absent manifest error. Notwithstanding anything in this paragraph to the contrary, in the event CIT or such participant has exercised its rights pursuant to this paragraph, and subsequent thereto determine that the additional amounts paid by the Company in whole or in part exceed the amount which CIT or such participant actually required pursuant hereto, the excess, if any, shall be returned to the Company by CIT or such participant.

12.13 The Company may request LIBOR Loans on the following terms and conditions:

(a) The Company may elect, subsequent to five (5) days from the Closing Date and from time to time thereafter (i) to request any loan made hereunder to be a LIBOR Loan as of the date of such loan or (ii) to convert Chase Bank Rate Loans to LIBOR Loans, and may elect from time to time to convert LIBOR Loans to Chase Bank Rate Loans by giving CIT at least three (3) Business Days’ prior irrevocable notice of such election, provided that any such conversion of LIBOR Loans to Chase Bank Rate Loans shall only be made, subject to the second following sentence, on the last day of an Interest Period with respect thereto. Should the Company elect to convert Chase Bank Rate Loans to LIBOR Loans, it shall give CIT at least four Business Days’ prior irrevocable notice of such election. If the last day of an Interest Period with respect to a loan that is to be converted is not a Business Day or Working Day, then such conversion shall be made on the next succeeding Business Day or Working Day, as the case may be, and during the period from such last day of an Interest Period to such succeeding Business Day, as the case may be, such loan shall bear interest as if it were an Chase Bank Rate Loan. All or any part of outstanding Chase Bank Rate Loans then outstanding with respect to Revolving Loans, Term Loans may be converted to LIBOR Loans as provided herein, provided that partial conversions shall be in multiples in an aggregate principal amount of $1,000,000 or more. The aggregate amount of all such LIBOR Loans shall not exceed $7,000,000.00 at any one time outstanding. CIT shall be entitled to charge the Company a $500 fee upon the first effective day of any such election for a LIBOR Loan.

(b) Any LIBOR Loans may be continued as such upon the expiration of an Interest Period, provided the Company so notifies CIT, at least three (3) Business Days’ prior to the expiration of said Interest Period, and provided further that no LIBOR Loan may be continued as such upon the occurrence of any Default or Event of Default under this Financing Agreement, but shall be automatically converted to a Chase Bank Rate Loan on the last day of the Interest Period during which occurred such Default or Event of Default. Absent such notification, LIBOR Rate Loans shall convert to Chase Bank Rate Loans on the last day of the applicable Interest Period. Each notice of election, conversion or continuation furnished by the Company pursuant hereto shall specify whether such election, conversion or continuation is for a month period. Notwithstanding anything to the contrary contained herein, CIT (or any participant, if applicable) shall not be required to purchase United States Dollar deposits in the London interbank market or from any other applicable LIBOR Rate market or source or otherwise “match fund” to fund LIBOR Rate Loans, but any and all provisions hereof relating to LIBOR Rate Loans shall be deemed to apply as if CIT (and any participant, if applicable) had purchased such deposits to fund any LIBOR Rate Loans.

(c) The Company may request a LIBOR Loan, convert any Chase Bank Rate Loan or continue any LIBOR Loan provided there is then no Default or Event of Default in effect.

12.14 (a) The LIBOR Loans shall bear interest for each Interest Period with respect thereto on the unpaid principal amount thereof at a rate per annum equal to the LIBOR determined for each Interest Period in accordance with the terms hereof plus the Applicable Margin.

(b) If all or a portion of the outstanding principal amount of the Obligations shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such outstanding amount, to the extent it is a LIBOR Loan, shall be converted to a Chase Bank Rate Loan at the end of the last Interest Period therefor.

(c) The Company may not have more than four (4) LIBOR Loans outstanding at any given time.

12.15 (a) Interest in respect of the LIBOR Loans shall be calculated on the basis of a 360 day year and shall be payable on the last day of each month and the last day of the applicable Interest Period.

(b) CIT shall, at the request of the Company, deliver to the Company a statement showing the quotations given by JP Morgan Chase Bank and the computations used in determining any interest rate pursuant to Paragraph 8.14 of Section 8 hereof.

12.16 As further set forth in paragraph 8.12 above, in the event that CIT (or any financial institution which may become a participant hereunder) shall have determined in the exercise of its reasonable business judgment (which determination shall be conclusive and binding upon the Company) that by reason of circumstances affecting the interbank LIBOR market, adequate and reasonable means do not exist for ascertaining LIBOR applicable for any Interest Period with respect to (a) a proposed loan that the Company has requested be made as a LIBOR Loan, (b) a LIBOR Loan that will result from the requested conversion of a Chase Bank Rate Loan into a LIBOR Loan or (c) the continuation of LIBOR Loans beyond the expiration of the then current Interest Period with respect thereto, CIT shall forthwith give written notice of such determination to the Company at least one day prior to, as the case may be, the requested borrowing date for such LIBOR Loan, the conversion date of such Chase Bank Rate Loan or the last day of such Interest Period. If such notice is given (i) any requested LIBOR Loan shall be made as a Chase Bank Rate Loan, (ii) any Chase Bank Rate Loan that was to have been converted to a LIBOR Loan shall be continued as a Chase Bank Rate Loan, and (iii) any outstanding LIBOR Loan shall be converted, on the last day of then current Interest Period with respect thereto, to a Chase Bank Rate Loan. Until such notice has been withdrawn by CIT, no further LIBOR Loan shall be made nor shall the Company have the right to convert a Chase Bank Rate Loan to a LIBOR Loan.

12.17 If any payment on a LIBOR Loan becomes due and payable on a day other than a Business Day or Working Day, the maturity thereof shall be extended to the next succeeding Business Day or Working Day unless the result of such extension would be to extend such payment into another calendar month in which event such payment shall be made on the immediately preceding Business Day or Working Day.

12.18 Notwithstanding any other provisions herein, if any law, regulation, treaty or directive or any change therein or in the interpretation or application thereof, shall make it unlawful for CIT to make or maintain LIBOR Loans as contemplated herein, the then outstanding LIBOR Loans, if any, shall be converted automatically to Chase Bank Rate Loans as of the end of such month, or within such earlier period as required by law. The Company hereby agrees promptly to pay CIT, upon its demand, any additional amounts necessary to compensate CIT for any costs incurred by CIT in making any conversion in accordance with this Section 8 including, but not limited to, any interest or fees payable by CIT to lenders of funds obtained by CIT in order to make or maintain LIBOR Loans hereunder.

12.19 The Company agrees to indemnify and to hold CIT (including any participant) harmless from any loss or expense which CIT or such participant may sustain or incur as a consequence of (a) default by the Company in payment of the principal amount of or interest on any LIBOR Loans, as and when the same shall be due and payable in accordance with the terms of this Financing Agreement, including, but not limited to, any such loss or expense arising from interest or fees payable by CIT or such participant to lenders of funds obtained by either of them in order to maintain the LIBOR Loans hereunder, (b) default by the Company in making a borrowing or conversion after the Company has given a notice in accordance with Paragraph 8.13 of Section 8 hereof, (c) any prepayment of LIBOR Loans on a day which is not the last day of the Interest Period applicable thereto, including, without limitation, prepayments arising as a result of the application of the proceeds of Collateral to the Revolving Loans and (d) default by the Company in making any prepayment after the Company had given notice to CIT thereof. The determination by CIT of the amount of any such loss or expense, when set forth in a written notice to the Company, containing CIT’s calculations thereof in reasonable detail, shall be conclusive on the Company in the absence of manifest error. Calculation of all amounts payable under this paragraph with regard to LIBOR Loans shall be made as though CIT had actually funded the LIBOR Loans through the purchase of deposits in the relevant market and currency, as the case may be, bearing interest at the rate applicable to such LIBOR Loans in an amount equal to the amount of the LIBOR Loans and having a maturity comparable to the relevant interest period provided, however, that CIT may fund each of the LIBOR Loans in any manner CIT sees fit and the foregoing assumption shall be used only for calculation of amounts payable under this paragraph. In addition, notwithstanding anything to the contrary contained herein, CIT shall apply all proceeds of Collateral and all other amounts received by it from or on behalf of the Company (i) initially to the Chase Bank Rate Loans and (ii) subsequently to LIBOR Loans; provided, however, (x) upon the occurrence of an Event of Default or (y) in the event the aggregate amount of outstanding LIBOR Rate Loans exceeds Availability or the applicable maximum levels set forth therefor, CIT may apply all such amounts received by it to the payment of Obligations in such manner and in such order as CIT may elect in its reasonable business judgment. In the event that any such amounts are applied to Revolving Loans which are LIBOR Loans, such application shall be treated as a prepayment of such loans and CIT shall be entitled to indemnification hereunder. This covenant shall survive termination of this Financing Agreement and payment of the outstanding Obligations.

12.20 Notwithstanding anything to the contrary in this Agreement, in the event that, by reason of any Regulatory Change (for purposes hereof “Regulatory Change” shall mean, with respect to CIT, any change after the date of this Financing Agreement in United States federal, state or foreign law or regulations (including, without limitation, Regulation D) or the adoption or making after such date of any interpretation, directive or request applying to a class of banks including CIT of or under any United States federal, state or foreign law or regulations (whether or not having the force of law and whether or not failure to comply therewith would be unlawful), CIT either (a) incurs any material additional costs based on or measured by the excess above a specified level of the amount of a category of deposits or other liabilities of such bank which includes deposits by reference to which the interest rate on LIBOR Loans is determined as provided in this Financing Agreement or a category of extensions of credit or other assets of CIT which includes LIBOR Loans or (b) becomes subject to any material restrictions on the amount of such a category of liabilities or assets which it may hold, then, if CIT so elects by notice to the Company the obligation of CIT to make or continue, or to convert Chase Bank Rate Loans into LIBOR Loans hereunder shall be suspended until such Regulatory Change ceases to be in effect.

12.21 For purposes of this Financing Agreement and Section 8 thereof, any reference to CIT shall include any financial institution which may become a participant or co-lender subsequent to the Closing Date.

SECTION 13. Powers

The Company hereby constitutes CIT, or any person or agent CIT may designate, as its attorney-in-fact, at the Company’s cost and expense, to exercise all of the following powers, which being coupled with an interest, shall be irrevocable until all Obligations to CIT have been paid in full:

(a) To receive, take, endorse, sign, assign and deliver, all in the name of CIT or the Company, any and all checks, notes, drafts, and other documents or instruments relating to the Collateral;

(b) To receive, open and dispose of all mail addressed to the Company and to notify postal authorities to change the address for delivery thereof to such address as CIT may designate;

(c) To request from customers indebted on Accounts at any time, in the name of CIT information concerning the amounts owing on the Accounts;

(d) To request from customers indebted on Accounts at any time, in the name of the Company, in the name of certified public accountant designated by CIT or in the name of CIT’s designee, information concerning the amounts owing on the Accounts;

(e) To transmit to customers indebted on Accounts notice of CIT’s interest therein and to notify customers indebted on Accounts to make payment directly to CIT for the Company’s account; and

(f) To take or bring, in the name of CIT or the Company, all steps, actions, suits or proceedings deemed by CIT necessary or desirable to enforce or effect collection of the Accounts.

Notwithstanding anything hereinabove contained to the contrary, the powers set forth in (b), (c), (e) and (f) above may only be exercised after the occurrence of an Event of Default and until such time as such Event of Default is waived in writing by CIT.

SECTION 14. Events of Default and Remedies

14.1 Notwithstanding anything hereinabove to the contrary, CIT may terminate this Financing Agreement immediately upon the occurrence of any of the following (herein “Events of Default”):

(a)	cessation of the business of the Company or the calling of a meeting of the creditors of the Company for purposes of compromising the debts and obligations of the Company;

(b)	the failure of the Company to generally meet its debts as they mature;

(c)	(i) the commencement by the Company of any bankruptcy, insolvency, arrangement, reorganization, receivership or similar proceedings under any federal or state law; (ii) the commencement against the Company, of any bankruptcy, insolvency, arrangement, reorganization, receivership or similar proceeding under any federal or state law by creditors of the Company, provided that such Default shall not be deemed an Event of Default if such proceeding is controverted within ten (10) days and dismissed and vacated within thirty (30) days of commencement, except in the event that any of the actions sought in any such proceeding shall occur or the Company shall take action to authorize or effect any of the actions in any such proceeding, or (iii) the commencement (x) by the Company’s subsidiaries, or any one of them, of any bankruptcy, insolvency, arrangement, reorganization, receivership or similar proceeding under any applicable state law, or (y) against the Company’s subsidiaries, or any one of them, of any involuntary bankruptcy, insolvency, arrangement, reorganization, receivership or similar proceeding under applicable law, provided that such Default shall not be deemed an Event of Default if such proceeding is controverted within ten (10) days and dismissed or vacated within thirty (30) days of commencement, except in the event that any of the actions sought in any such proceeding shall occur or the Company’s subsidiaries, or any one of them, shall take action to authorize or effect any of the actions in any such proceeding;

(d)	breach by the Company of any warranty, representation or covenant contained herein (other than those referred to in sub-paragraph (e) below) or in any other written agreement between the Company or CIT, provided that such Default by the Company of any of the warranties, representations or covenants referred in this clause (d) shall not be deemed to be an Event of Default unless and until such Default shall remain unremedied to CIT’s satisfaction for a period of ten (10) days from the date of such breach;

(e)	breach by the Company of any warranty, representation or covenant of Paragraphs 3.3 (other than the fourth sentence of Paragraph 3.3) and 3.4 of Section 3 hereof; Paragraphs 6.3 and 6.4 (other than the first sentence of Paragraph 6.4) of Section 6 hereof; Paragraphs 7.1, 7.5, 7.6, and 7.8 through 7.18 hereof;

(f)	failure of the Company to pay any of the Obligations within five (5) Business Days of the due date thereof, provided that nothing contained herein shall prohibit CIT from charging such amounts to the Revolving Loan Account on the due date thereof;

(g)	the Company shall (i) engage in any “prohibited transaction” as defined in ERISA, (ii) have any “accumulated funding deficiency” as defined in ERISA, (iii) have any “reportable event” as defined in ERISA, (iv) terminate any “plan”, as defined in ERISA or (v) be engaged in any proceeding in which the Pension Benefit Guaranty Corporation shall seek appointment, or is appointed, as trustee or administrator of any “plan”, as defined in ERISA, and with respect to this sub-paragraph (h) such event or condition (x) remains uncured for a period of thirty (30) days from date of occurrence and (y) could, in the reasonable opinion of CIT, subject the Company to any tax, penalty or other liability material to the business, operations or financial condition of the Company;

(h)	without the prior written consent of CIT and, except as permitted in the Subordination Agreement, the Company shall (x) amend or modify the Subordinated Debt, or (y) make any payment on account of the Subordinated Debt;

(i)	the occurrence of any default or event of default (after giving effect to any applicable grace or cure periods) under any instrument or agreement evidencing (x) Subordinated Debt or (y) any other Indebtedness of the Company having a principal amount in excess of $250,000 (including Indebtedness with respect to the GMAC Loan);

(j)	(i) any “person” or “group” (within the meaning of Sections 13(d) and 14(d) of the Exchange Act) becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of a percentage of the stock of the Company having the right to vote for the election of members of the Board of Directors which is in excess of the percentage of such stock beneficially owned by UM Holdings, Ltd. and its Affiliates, (ii) a majority of the members of the Board of Directors do not constitute Continuing Directors, (iii) the Company ceases to own, directly or indirectly, and control 100% of the outstanding stock of each of its subsidiaries (other than the Inactive Subsidiaries) existing on the Closing Date, (iv) John Aglialoro ceases for any reason whatsoever (other than as a result of death or disability) to be actively engaged in the management of the Company or (v) UM Holdings, Ltd. and/or its Affiliates shall at any time collectively own less than 40% of the issued and outstanding voting stock of the Company;

(k)	there shall remain in force, undischarged and unsatisfied for more than sixty (60) days, whether or not consecutive, without a stay of execution, any judgment against the Company or any of its subsidiaries that, with other outstanding final judgments, undischarged, against the Company or any of its subsidiaries exceeds in the aggregate $250,000.00;

(l)	any Loan Document is invalidated or declared null and void or otherwise ceases to be in full force and effect;

(m)	if at any time CIT’s security interest in the Collateral is impaired or invalidated or does not constitute a first priority perfected security interest (other than Permitted Encumbrances);

(n)	if any license, permit or qualification material to the business of the Company and its subsidiaries, on a consolidated basis, is terminated, cancelled or invalidated; or

(o)	if the validity or enforceability of any Loan Document is contested by the Company or if the Company denies liability thereunder.

14.2 Upon the occurrence of a Default and/or an Event of Default, at the option of CIT, all loans, advances and extensions of credit provided for in Sections 3, 4 and 5 of this Financing

Agreement shall be thereafter in CIT’s sole discretion and the obligation of CIT to make Revolving Loans and/or open Letters of Credit shall cease unless such Default is cured to CIT’s satisfaction or Event of Default is waived in writing by CIT , and at the option of CIT upon the occurrence of an Event of Default: (a) all Obligations shall become immediately due and payable; (b) CIT may charge the Company the Default Rate of Interest on all then outstanding or thereafter incurred Obligations in lieu of the interest provided for in Section 8 of this Financing Agreement, provided that, with respect to this clause “(b)” CIT has given the Company written notice of the Event of Default, provided, however, that no notice is required if the Event of Default is the Event listed in Paragraph 10.1(c) of this Section 10, and (c) CIT may immediately terminate this Financing Agreement upon notice to the Company, provided, however, that upon the occurrence of an Event of Default listed in Paragraph 10.1(c) of this Section 10, this Financing Agreement shall automatically terminate and all Obligations shall become due and payable, without any action, declaration, notice or demand by CIT. The exercise of any option is not exclusive of any other option, which may be exercised at any time by CIT.

14.3 Immediately upon the occurrence of any Event of Default, CIT may, to the extent permitted by law: (a) remove from any premises where same may be located any and all books and records, computers, electronic media and software programs associated with any Collateral (including any electronic records, contracts and signatures pertaining thereto), documents, instruments, files and records, and any receptacles or cabinets containing same, relating to the Accounts, or CIT may use, at the Company’s expense, such of the Company’s personnel, supplies or space at the Company’s places of business or otherwise, as may be necessary to properly administer and control the Accounts or the handling of collections and realizations thereon; (b) bring suit, in the name of the Company or CIT, and generally shall have all other rights respecting said Accounts, including without limitation the right to: accelerate or extend the time of payment, settle, compromise, release in whole or in part any amounts owing on any Accounts and issue credits in the name of the Company or CIT; (c) sell, assign and deliver the Collateral and any returned, reclaimed or repossessed Inventory, with or without advertisement, at public or private sale, for cash, on credit or otherwise, at CIT’s sole option and discretion, and CIT may bid or become a purchaser at any such sale, free from any right of redemption, which right is hereby expressly waived by the Company; (d) foreclose the security interests in the Collateral created herein or by the Loan Documents by any available judicial procedure, or to take possession of any or all of the Collateral, including any Inventory and/or Other Collateral without judicial process, and to enter any premises where any Inventory and/or Other Collateral may be located for the purpose of taking possession of or removing the same and (e) exercise any other rights and remedies provided in law, in equity, by contract or otherwise. CIT shall have the right, without notice or advertisement, to sell, lease, or otherwise dispose of all or any part of the Collateral, whether in its then condition or after further preparation or processing, in the name of the Company or CIT, or in the name of such other party as CIT may designate, either at public or private sale or at any broker’s board, in lots or in bulk, for cash or for credit, with or without warranties or representations, and upon such other terms and conditions as CIT in its sole discretion may deem advisable, and CIT shall have the right to purchase at any such sale. If any Inventory shall require rebuilding, repairing, maintenance, finishing or preparation, CIT shall have the right, at its option, to do such of the aforesaid as is necessary, for the purpose of putting the Inventory in such saleable form as CIT shall deem appropriate. The Company agrees, at the request of CIT, to assemble the Inventory and to make it available to CIT at premises of the Company or elsewhere and to make available to CIT the premises and facilities of the Company for the purpose of CIT’s taking possession of, removing or putting the Inventory in saleable form, including finishing. If notice of intended disposition of any Collateral is required by law, it is agreed that ten (10) days notice shall constitute reasonable notification and full compliance with the law. The net cash proceeds resulting from CIT’s exercise of any of the foregoing rights, (after deducting all charges, costs and expenses, including reasonable attorneys’ fees) shall be applied by CIT to the payment of the Obligations, whether due or to become due, in such order as CIT may elect, and the Company shall remain liable to CIT for any deficiencies, and CIT in turn agrees to remit to the Company or its successors or assigns, any surplus resulting therefrom. The enumeration of the foregoing rights is not intended to be exhaustive and the exercise of any right shall not preclude the exercise of any other rights, all of which shall be cumulative. The Company hereby indemnifies CIT and holds CIT harmless from any and all costs, expenses, claims, liabilities, Out-of-Pocket Expenses or otherwise, incurred or imposed on CIT by reason of the exercise of any of its rights, remedies and interests hereunder, including, without limitation, from any sale or transfer of Collateral, preserving, maintaining or securing the Collateral, defending its interests in Collateral (including pursuant to any claims brought by the Company, the Company as debtor-in-possession, any secured or unsecured creditors of the Company, any trustee or receiver in bankruptcy, or otherwise), and the Company hereby agrees to so indemnify and hold CIT harmless, absent CIT’s gross negligence or willful misconduct as finally determined by a court of competent jurisdiction. The foregoing indemnification shall survive termination of this Financing Agreement until such time as all Obligations (including the foregoing) have been finally and indefeasibly paid in full. In furtherance thereof CIT, may establish such reserves for Obligations hereunder (including any contingent Obligations) as it may deem advisable in its reasonable business judgment.

SECTION 15. Termination

Except as otherwise permitted herein, CIT may terminate this Financing Agreement only as of the initial or any subsequent Anniversary Date and then only by giving the Company at least sixty (60) days prior written notice of termination. Notwithstanding the foregoing CIT may terminate the Financing Agreement immediately upon the occurrence of an Event of Default, provided, however, that if the Event of Default is an event listed in Paragraph 10.1(c) of Section 10 of this Financing Agreement, this Financing Agreement shall terminate in accordance with paragraph 10.2 of Section 10. This Financing Agreement, unless terminated as herein provided, shall automatically continue from Anniversary Date to Anniversary Date. The Company may terminate this Financing Agreement at any time upon sixty (60) days’ prior written notice to CIT, provided that the Company pays to CIT immediately on demand an Early Termination Fee, if applicable. All Obligations shall become due and payable as of any termination hereunder or under Section 10 hereof and, pending a final accounting, CIT may withhold any balances in the Company’s account (unless supplied with an indemnity satisfactory to CIT) to cover all of the Obligations, whether absolute or contingent, including, but not limited to, cash reserves for any contingent Obligations, including an amount of 110% of the face amount of any outstanding Letters of Credit with an expiry date on, or within thirty (30) days of the effective date of termination of this Financing Agreement. All of CIT’s rights, liens and security interests shall continue after any termination until all Obligations have been paid and satisfied in full.

SECTION 16. Miscellaneous

16.1 The Company hereby waives diligence, notice of intent to accelerate, notice of acceleration, demand, presentment and protest and any notices thereof as well as notice of nonpayment. No delay or omission of CIT or the Company to exercise any right or remedy hereunder, whether before or after the happening of any Event of Default, shall impair any such right or shall operate as a waiver thereof or as a waiver of any such Event of Default. No single or partial exercise by CIT of any right or remedy precludes any other or further exercise thereof, or precludes any other right or remedy.

16.2 This Financing Agreement and the Loan Documents executed and delivered in connection therewith constitute the entire agreement between the Company and CIT; supersede any prior agreements; can be changed only by a writing signed by both the Company and CIT; and shall bind and benefit the Company and CIT and their respective successors and assigns.

16.3 In no event shall the Company, upon demand by CIT for payment of any indebtedness relating hereto, by acceleration of the maturity thereof, or otherwise, be obligated to pay interest and fees in excess of the amount permitted by law. Regardless of any provision herein or in any agreement made in connection herewith, CIT shall never be entitled to receive, charge or apply, as interest on any indebtedness relating hereto, any amount in excess of the maximum amount of interest permissible under applicable law. If CIT ever receives, collects or applies any such excess, it shall be deemed a partial repayment of principal and treated as such; and if principal is paid in full, any remaining excess shall be refunded to the Company. This paragraph shall control every other provision hereof, the Loan Documents and of any other agreement made in connection herewith.

16.4 If any provision hereof or of any other agreement made in connection herewith is held to be illegal or unenforceable, such provision shall be fully severable, and the remaining provisions of the applicable agreement shall remain in full force and effect and shall not be affected by such provision’s severance. Furthermore, in lieu of any such provision, there shall be added automatically as a part of the applicable agreement a legal and enforceable provision as similar in terms to the severed provision as may be possible.

16.5 THE COMPANY AND CIT EACH HEREBY WAIVE ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF THIS FINANCING AGREEMENT OR THE TRANSACTIONS CONTEMPLATED THEREUNDER. THE COMPANY HEREBY IRREVOCABLY WAIVES PERSONAL SERVICE OF PROCESS AND CONSENTS TO SERVICE OF PROCESS BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED. IN NO EVENT WILL CIT BE LIABLE FOR LOST PROFITS OR OTHER SPECIAL OR CONSEQUENTIAL DAMAGES.

16.6 Except as otherwise herein provided, any notice or other communication required hereunder shall be in writing (provided that, any electronic communications from the Company with respect to any request, transmission, document, electronic signature, electronic mail or facsimile transmission shall be deemed binding on the Company for purposes of this Financing Agreement, provided further that any such transmission shall not relieve the Company from any other obligation hereunder to communicate further in writing), and shall be deemed to have been validly served, given or delivered when hand delivered or sent by facsimile, or three days after deposit in the United State mails, with proper first class postage prepaid and addressed to the party to be notified or to such other address as any party hereto may designate for itself by like notice, as follows:

(A) if to CIT, at:

The CIT Group/Business Credit, Inc.

2WO Wachovia Center, 25th Floor

301 South Tryon Street

Charlotte, NC 28202

Attn: Regional Credit Manager

Fax No.: (704) 339-2894

(B) if to the Company at:

Cybex International, Inc.

10 Trotter Drive

Medway, MA 02083

Attn: Arthur Hicks

Fax No: (508) 533-5799

With a courtesy copy of any material notice to the Company’s counsel at:

Archer & Greiner, PC

One Centennial Square

Haddenfield, NJ 08038

Attn: James H. Carll, Esquire

Fax No. (856) 795-0574

provided, however, that the failure of CIT to provide the Company’s counsel with a copy of such notice shall not invalidate any notice given to the Company and shall not give the Company any rights, claims or defenses due to the failure of CIT to provide such additional notice.

16.7 THE VALIDITY, INTERPRETATION AND ENFORCEMENT OF THIS FINANCING AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, EXCEPT TO THE EXTENT THAT ANY OTHER LOAN DOCUMENT INCLUDES AN EXPRESS ELECTION TO BE GOVERNED BY THE LAWS OF ANOTHER JURISDICTION.

IN WITNESS WHEREOF, the parties hereto have caused this Financing Agreement to be effective, executed and accepted by their proper and duly authorized officers as of the date set forth above.

CYBEX INTERNATIONAL, INC.	THE CIT GROUP/
BUSINESS CREDIT, INC.

By:	By:
Title:	Title:

1366442

Exhibit A

TERM LOAN PROMISSORY NOTE

July     , 2004

$4,000,000

FOR VALUE RECEIVED, the undersigned, CYBEX INTERNATIONAL, INC., a New York corporation (the “Company”), promises to pay to the order of THE CIT GROUP/BUSINESS CREDIT, INC. (herein “CIT”) at its office located at Two First Union Center, Charlotte, North Carolina 28230-0337 in lawful money of the United States of America and in immediately available funds, the principal amount of FOUR MILLION DOLLARS ($4,000,000.00) as follows: 1) eleven (11) equal quarterly principal installments of $250,000.00, followed by 2) one (1) final principal installment of $1,250,000.00, whereof the first such installment shall be due and payable on September 30, 2004 and subsequent installments shall be due and payable on the last Business Day of each calendar quarter thereafter until this Note is paid in full.

The Company further agrees to pay interest at said office, in like money, on the unpaid principal amount owing hereunder from time to time from the date hereof on the date and at the rate specified in Section 8 of the Financing Agreement, dated July 16, 2003 between the Company and CIT (as amended as of the date hereof and as otherwise amended, supplemented, restated or modified from time to time, the “Financing Agreement”). Capitalized terms used herein and defined in the Financing Agreement shall have the same meanings as set forth therein unless otherwise specifically defined herein.

If any payment on this Note becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day, and with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension.

This Note is the Term Loan Promissory Note referred to in the Financing Agreement, evidences the Term Loan thereunder, and is subject to, and entitled to, all provisions and benefits thereof and is subject to optional and mandatory prepayment, in whole or in part, as provided therein.

Upon the occurrence of any Event of Default specified in the Financing Agreement or upon termination of the Financing Agreement, all amounts then remaining unpaid on this Note may become, or be declared to be, at the sole election of CIT, immediately due and payable as provided in the Financing Agreement.

CYBEX INTERNATIONAL, INC.

By:
Title:

SCHEDULE 1 – COLLATERAL INFORMATION

CYBEX INTERNATIONAL, INC.
STATE OF INCORPORATION OR FORMATION:	New York
FEDERAL TAX I.D. NUMBER:	11-1731581
CHIEF EXECUTIVE OFFICE:	10 Trotter Drive, Medway Ma 02053-2275
COLLATERAL LOCATIONS:	10 Trotter Drive, Medway Ma 02053-2275
151 24th Avenue NW, Owatonna MN 55060-1099
728 N. Cedar Avenue, Owatonna MN 55060-1137

CYBEX CAPITAL CORPORATION
STATE OF INCORPORATION OR FORMATION:	New York
FEDERAL TAX I.D. NUMBER:	11-3135906
CHIEF EXECUTIVE OFFICE:	99 SW Wilshire, Suite 190, Portland Or 97225
COLLATERAL LOCATIONS:	99 SW Wilshire, Suite 190, Portland Or 97225

CYBEX INTERNNATIONAL UK LIMITED
STATE OF INCORPORATION OR FORMATION:	England
FEDERAL TAX I.D. NUMBER:	N/A
CHIEF EXECUTIVE OFFICE: Northampton	10 North Parkway Close, Round Spinney, NN38RQ UK
COLLATERAL LOCATIONS: Northampton	10 North Parkway Close, Round Spinney, NN38RQ UK

TECTRIX FITNESS EQUIPMENT INC.
STATE OF INCORPORATION OR FORMATION:	California
FEDERAL TAX I.D. NUMBER:	33-0338901
CHIEF EXECUTIVE OFFICE:	10 Trotter Drive, Medway Ma 02053-2275
COLLATERAL LOCATIONS:	N/A DORMANT

CYBEX FITNESS GERATE VERTRIEBS GMBH
STATE OF INCORPORATION OR FORMATION:	Germany
FEDERAL TAX I.D. NUMBER:	N/A
CHIEF EXECUTIVE OFFICE:	N/A DORMANT
COLLATERAL LOCATIONS:	N/A DORMANT

SCHEDULE 2

Litigation

Hot New Products, Inc. d/b/a Fitnesszone v. Trotter, Inc. and Cybex International, Inc., CV 98-JEO-1730-S, United States District Court for the Northern District of Alabama, Southern Division. The Hot New Products suit was initiated in July 1997 as a breach of contract, fraud, unjust enrichment and recoupment action in Alabama state court. Amended in 1998 to include federal antitrust claims, including price discrimination and price conspiracy violations. This action went to trial in January of 2004 and after a four day trial, the jury returned a verdict in favor of Cybex. Since that time the plaintiffs have filed a motion for a new trial which was fully briefed and argued at the end of March 2004. We await a decision on this motion.

Gary J. Colassi v. Cybex International, Inc., Civil Action 02-11909 RWZ, United States District Court for the District of Massachusetts. The Colassi matter was initiated in August 2002 and is a patent infringement action alleging that Cybex is infringing on U.S. Patent 6,123,646 issued to Mr. Colassi. Plaintiff has not formulated a specific demand amount but has intimated that an adverse judgment would involve a significant royalty on all Cybex treadmills containing the Stableflex system as well as punitive damages. We have been through the Markman hearing on this matter and a hearing on summary judgment was heard on June 15, 2004. We await the decision on our motion for summary judgment. In the event we need to go to trial, we estimate the trial will take place in June of 2005.

Free Motion Fitness, Inc. f/k/a Ground Zero Design Corporation v. Cybex International, Inc., 1:01CV00152 BSJ, United States District Court for the District of Utah. Action initiated by Free Motion in December 2001 alleging that Cybex is infringing on a patent owned by Free Motion. In March 2004, the court issued a ruling on the briefed motions for summary judgment, granting Cybex’s motions in full. The court did not dismiss the counterclaims of Cybex and these will have to be adjudicated before Icon can appeal the summary judgment ruling.

Gene Kirilla, II, et al v. Cybex International, Inc., et al, Civil Division G.D. No. 1997-1725, Court of Common Pleas of Mercer County, Pennsylvania. Initiated in April 1997, the Kirila matter involved a claim of $12,000,000 on allegations of breach of covenant of good faith and fair dealing, negligent misrepresentation and unjust enrichment. This matter went to trial in 2002 and the jury rendered a verdict for approximately $875,000 in favor of Mr. Kirilla. The Court issued its judgment in this matter in the amount of $2,452,783. The judgment was comprised of the following: the original jury verdict amount of $872,000, prejudgment interest on the judgment of $369,000, a statutory penalty under the Pennsylvania Wage Payment and Collection Law of $218,000 and attorneys fees of $993,783. Cybex had posted a letter of credit to secure this amount and has filed an appeal of the judgment in its entirety.

SCHEDULE 3

BENEFIT PLANS	PLANS

Medical	90/70 Blue Care Elect PPO
90/60 Blue Care Elect PPO
Network Blue New England HMO

Fallon HMO

Vision

Dental	Delta Premier Plan

Continental Assurance Company	Group Life Insurance
Supplemental Life Insurance
Short Term Disability (Advice to Pay only)
Long Term Disability

Business Travel Accident Insurance

Flexible Spending Accounts	Healthcare Flexible Spending
Dependent Care Spending

401(k)	Cybex Savings and Investment Plan

Employee Assistance Programs

Group Home/Auto Discount Insurance (employee voluntary)

COBRA Administrator

Payroll Service

Workman’s Compensation Insurance

Schedule 4

2003 EBITDA projections

2ND QUARTER 2003	$2,022,000
3RD QUARTER 2003	$2,222,000
4TH QUARTER 2003	$3,178,000

CUMULATIVE 9 MONTHS	$5,422,000

SCHEDULE 5

Related Party Payments

1. Compensation payable to John Aglialoro as an employee of Cybex International, Inc., as authorized from time to time by the independent Directors of Cybex International, Inc. Mr. Aglialoro’s current salary is at the rate of $360,000 per annum, subject to increase of up to 10% per year as authorized by the independent Directors of Cybex International, Inc. Any bonus payable to Mr. Aglialoro with respect to any year will be authorized by the independent Directors of Cybex International, Inc. and will not exceed 50% of approved salary.

2. Fees (not to exceed $200,000) payable to UM Holdings Ltd under Services Agreement pursuant to which services of Chief Financial Officer are provided.

3. Fees (not to exceed $100,000) payable to UM Holdings Ltd under Services Agreement pursuant to which services of General Counsel are provided.

Exhibit B

SCHEDULE 2

Litigation

Hot New Products, Inc. d/b/a Fitnesszone v. Trotter, Inc. and Cybex International, Inc., CV 98-JEO-1730-S, United States District Court for the Northern District of Alabama, Southern Division. The Hot New Products suit was initiated in July 1997 as a breach of contract, fraud, unjust enrichment and recoupment action in Alabama state court. Amended in 1998 to include federal antitrust claims, including price discrimination and price conspiracy violations. This action went to trial in January of 2004 and after a four day trial, the jury returned a verdict in favor of Cybex. Since that time the plaintiffs have filed a motion for a new trial which was fully briefed and argued at the end of March 2004. We await a decision on this motion.

Gary J. Colassi v. Cybex International, Inc., Civil Action 02-11909 RWZ, United States District Court for the District of Massachusetts. The Colassi matter was initiated in August 2002 and is a patent infringement action alleging that Cybex is infringing on U.S. Patent 6,123,646 issued to Mr. Colassi. Plaintiff has not formulated a specific demand amount but has intimated that an adverse judgment would involve a significant royalty on all Cybex treadmills containing the Stableflex system as well as punitive damages. We have been through the Markman hearing on this matter and a hearing on summary judgment was heard on June 15, 2004. We await the decision on our motion for summary judgment. In the event we need to go to trial, we estimate the trial will take place in June of 2005.

Free Motion Fitness, Inc. f/k/a Ground Zero Design Corporation v. Cybex International, Inc., 1:01CV00152 BSJ, United States District Court for the District of Utah. Action initiated by Free Motion in December 2001 alleging that Cybex is infringing on a patent owned by Free Motion. In March 2004, the court issued a ruling on the briefed motions for summary judgment, granting Cybex’s motions in full. The court did not dismiss the counterclaims of Cybex and these will have to be adjudicated before Icon can appeal the summary judgment ruling.

Gene Kirilla, II, et al v. Cybex International, Inc., et al, Civil Division G.D. No. 1997-1725, Court of Common Pleas of Mercer County, Pennsylvania. Initiated in April 1997, the Kirila matter involved a claim of $12,000,000 on allegations of breach of covenant of good faith and fair dealing, negligent misrepresentation and unjust enrichment. This matter went to trial in 2002 and the jury rendered a verdict for approximately $875,000 in favor of Mr. Kirilla. The Court issued its judgment in this matter in the amount of $2,452,783. The judgment was comprised of the following: the original jury verdict amount of $872,000, prejudgment interest on the judgment of $369,000, a statutory penalty under the Pennsylvania Wage Payment and Collection Law of $218,000 and attorneys fees of $993,783. Cybex had posted a letter of credit to secure this amount and has filed an appeal of the judgment in its entirety.

The Company in the ordinary course of business is subject to product liability and similar litigation, all of which the Company believes is covered by insurance.

Additionally, the Company has received notice from Biosig Instruments, Inc. of allegations by Biosig that the heart rate monitors the Company uses in its treadmills infringe U.S. Patent 5,337,753 and Canadian Patent 2,033,014, both allegedly owned by Biosig. As the Company purchases these monitors from a third party supplier, the Company believes itself to be indemnified for any damages The Company has received an opinion on non-infringement from patent counsel and believes the allegations to be baseless.

The descriptions for all matter provided on this Schedule (in italics) are provided for informational purposes only and are not in any way intended to limit the scope of this Schedule.

Exhibit C

SCHEDULE 5

Related Party Payments

1. Compensation payable to John Aglialoro as an employee of Cybex International, Inc., authorized from time to time by the independent Directors of Cybex International, Inc. Mr. Aglialoro’s current salary is at the rate of $360,000 per annum, subject to increase of up to 10% per year as authorized by the independent Directors of Cybex International, Inc. Any bonus payable to Mr. Aglialoro with respect to any year will be authorized by the independent Directors of Cybex International, Inc. and will not exceed 50% of approved salary.

2. Fees (not to exceed $200,000) payable to UM Holdings Ltd under Services Agreement pursuant to which services of Chief Financial Officer are provided, subject to increase of up to 10% per year as authorized by the independent Directors of Cybex International, Inc.

3. Fees (not to exceed $125,000) payable to UM Holdings Ltd under Services Agreement pursuant to which services of General Counsel are provided, subject to increase of up to 10% per year as authorized by the independent Directors of Cybex International, Inc.

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